Exhibit 2.1

MERGER AGREEMENT

by and among

B. RILEY FINANCIAL, INC.,

FOXHOUND MERGER SUB, INC.,

WUNDERLICH INVESTMENT COMPANY, INC.,

and

STOCKHOLDER REPRESENTATIVE

Dated as of May 17, 2017

-i-

	(i)	Further Assurances	54
	(j)	Section 280G of the Code	54
	(k)	Transaction Expenses	54
	(l)	Name Use	54
	(m)	Employee Matters; WARN Act	55
	(n)	Confidentiality Agreement	56
	(o)	Escrow Agreement	56
	(p)	Books and Records	56
	(q)	Stockholder Representative	57
	(r)	Indemnification of Officers and Directors	59
	(s)	Company Stockholder Approval	60
	(t)	Appraisal Notice	60
	(u)	Altamont Note	60
	(v)	Affiliate Contracts	60

6.	CONDITIONS TO THE MERGER CLOSING		60
	(a)	The Purchaser’s Obligation to Close	60
	(b)	The Company’s Obligation to Close	63
	(c)	Frustration of Closing Conditions	64

7.	ESCROW		64
	(a)	Escrow Account	64
	(b)	Releases Under the Escrow Agreement	65
	(c)	Escrow Restrictive Legends	66

8.	INDEMNIFICATION		67
	(a)	Indemnification	67
	(b)	Indemnification by the Purchaser	68
	(c)	Notice and Defense of Claims	68
	(d)	Limitations on Indemnification	71
	(e)	Survival	72
	(f)	Exclusive Remedy	72

9.	TERMINATION		72
	(a)	Termination Rights	72
	(b)	Effect of Termination	73

10.	MISCELLANEOUS		73
	(a)	Amendment	73
	(b)	Extension; Waiver	73
	(c)	Expenses	74
	(d)	Assignment	74
	(e)	Notices	74
	(f)	Interpretation	75
	(g)	Counterparts	75

-ii-

(h)	No Third Party Beneficiaries	75
(i)	Submission to Jurisdiction; Venue	75
(j)	Entire Agreement; Waiver of Jury Trial	76
(k)	Representation of the Seller and its Affiliates.	76

EXHIBITS

Exhibit A	Capitalization and Allocations

Exhibit B	Sample Closing Date Balance Sheet

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Change of Control Waivers

Exhibit E	Form of Option Surrender Agreement

Exhibit F	Form of Lock-Up Agreement

Exhibit G	Form of Warrant Agreement

Exhibit H	Registration Rights Agreement

Exhibit I	Company Stockholder Approval

-iii-

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of May 17, 2017, is made by and among B. Riley Financial, Inc., a Delaware corporation (the “Purchaser”), Foxhound Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Wunderlich Investment Company, Inc., a Delaware corporation (the “Company”), Stephen Bonnema, in his capacity as the Stockholder Representative (the “Stockholder Representative”).

Recitals

A.    The board of directors of Purchaser, the board of directors and sole stockholder of Merger Sub and the board of directors of the Company have approved the Merger upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

B.    As an inducement to the willingness of the Purchaser to enter into this Agreement, certain of the holders of Shares, representing a majority of the holders of each class of the Company Preferred Stock and a majority of the holders of Company Common Stock, will be requested to deliver to the Purchaser, immediately following the execution of this Agreement, a true and complete copy of a written consent evidencing the approval of this Agreement, the Merger and the transactions contemplated hereby, in the form set forth as Exhibit I (the “Company Stockholder Approval”);

C.    As an inducement to the willingness of the Purchaser to enter into this Agreement, simultaneous to the execution and delivery of this Agreement, the Purchaser and the Chief Executive Officer of the Company are entering into an employment agreement, effective as of (and subject to the occurrence of) the Merger Closing (the “Employment Agreement”);

D.    By virtue of the Merger, upon the terms and subject to the conditions set forth in this Agreement, the holders of the capital stock of the Company shall receive cash, shares of common stock, par value $0.0001 per share, of Purchaser (“Purchaser Common Stock”) and Purchaser Warrants as more particularly set forth in this Agreement; and

E.    The Purchaser, Merger Sub, the Company and the Sellers desire to make certain representations, warranties, and agreements in connection with the Merger and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions. The following terms, as used herein, have the following meanings:

“Accruing Dividend” means the Series A Accruing Dividends and the Series A-1 Accruing Dividends (as such terms are defined in the Certificate of Incorporation of the Company) payable with respect to the Company Preferred Stock for the period after December 31, 2016 until May 31, 2017, such amount not to exceed two million four hundred and fifty thousand dollars ($2,450,000).

“ACP” means ACP BD Investments, LLC, a Delaware limited liability company.

“Action” means any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, inquiry or proceeding by or before any Governmental Authority.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Affiliate Contract” has the meaning set forth in Section 4(a)(xxv).

“Agreement” has the meaning set forth in the preamble.

“Aggregate Purchase Price” means sixty-seven million dollars ($67,000,000.00).

“Altamont Note” means the Note Purchase Agreement, dated as of August 31, 2015, between the Company and ACP and the related note.

“Amended & Restated Shareholders Agreement” means the Amended & Restated Shareholders Agreement made and entered into as of the 8th day of April, 2015, amending and restating a Shareholders Agreement dated as of the 19th day of December, 2013 by and among the Company and the shareholders listed on Exhibit A thereto and parties thereto.

“Announcement Date” means the date on which the Purchaser makes a public announcement of the transactions contemplated by this Agreement.

“Annualized Revenue Run Rate” means the (i) aggregate revenues of the Company for the thirty consecutive day period prior to and including the last day of the month preceding the month in which the Merger Closing Date occurs as reflected on the books of the Company in accordance with GAAP and consistent with the Audited Financial Statements multiplied by (ii) twelve (12).

“Assets” means all of the Companies’ right, title, and interest in and to all properties, assets, and rights of any kind, whether tangible or intangible, real or personal, owned by the Companies or used in the businesses or operations of the Companies.

“Audited Financial Statements” has the meaning set forth in Section 4(a)(vi).

“Broker-Dealer Subsidiary” has the meaning set forth in Section 4(a)(xxi).

“Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate” has the meaning set forth in Section 3(a).

“Certificate of Merger” has the meaning set forth in Section 2(c).

“Change of Control Waivers” means the waiver agreements entered into between the Company and certain specified employees of the Company, in substantially the form attached hereto as Exhibit D or as may be mutually agreed by the Company and the Purchaser.

“Claim” has the meaning set forth in Section 8(c)(i).

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Class B Restricted Stock Award” means any award of restricted shares of Class B Common Stock.

“Class B Stock Option” means any option to purchase shares of Class B Common Stock.

“Closing Date Balance Sheet” means the consolidated unaudited balance sheet of the Company as of 11:59 p.m. on the Business Day immediately prior to the Merger Closing Date, prepared in a manner consistent with the June 30, 2016 balance sheet included in the Financial Statements and in accordance with GAAP consistently applied (other than the absence of adjustments and footnotes that accompany Audited Financial Statements, or any adjustments that are expressly provided in Exhibit B), substantially in the form of Exhibit B or as mutually agreed by the Company and Purchaser; provided, that such balance sheet shall include (i) unpaid Transaction Expenses without regard to whether any such Transaction Expenses would not otherwise be accrued until the Merger Closing Date, and (ii) any liabilities arising from actions or omissions in breach of Section 5(a) or (b) following 11:59 p.m. on the Business Day immediately prior to the Merger Closing Date.

“Closing Tax Return” has the meaning set forth in Section 5(g)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Adjustment Amount” shall have the meaning set forth in Section 3(i).

“Companies” means the Company and its Subsidiaries.

“Company” has the meaning set forth in the preamble hereto.

“Company Benefit Plans” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other plan, program, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or individual independent contractors of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than any Multiemployer Plan.

“Company Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” means the disclosure letter delivered to the Purchaser by the Company in connection with the execution and delivery of this Agreement.

“Company Equity Awards” has the meaning set forth in Section 3(d)(iii).

“Company Equity Plans” means the Wunderlich Investment Company, Inc. 2013 Equity Incentive Plan and the Wunderlich Investment Company, Inc. 2008 Stock Incentive Plan.

“Company Preferred Stock” means the Series A Preferred Stock and the Series A-1 Preferred Stock.

“Company Common Stock Consideration” has the meaning set forth in Section 3(a).

“Company Restricted Stock Awards” has the meaning set forth in Section 3(d)(ii).

“Company Stock Options” has the meaning set forth in Section 3(d)(i).

“Computer Systems” means the computer systems, including the software, hardware, networks, platforms and related systems, owned, leased, or licensed by the Companies.

“Company Tax Liability” has the meaning set forth in Section 5(g)(iii).

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 9, 2016, between FBR & Co., a Delaware corporation, and the Company.

“Constituent Corporations” means the Company and Merger Sub together.

“Consultation Period” has the meaning set forth in Section 3(j)(iv).

“Continuing Employee” has the meaning set forth in Section 5(m).

“Contracts” has the meaning set forth in Section 4(a)(xv).

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations.

“Current Assets” means, as of an applicable date, the sum of the line item amounts specified under the caption “Assets” of the Company in the Sample Closing Date Balance Sheet attached as Exhibit B hereto, in each case, calculated as of 11:59 pm. on the Business Day immediately prior to the Merger Closing Date in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Sample Closing Date Balance Sheet attached as Exhibit B hereto; provided, however, the line items which are marked as excluded shall be excluded from Current Assets.

“Current Liabilities” means, as of an applicable date, the sum of (a) the line item amounts specified as “Liabilities” of the Company in the Sample Closing Date Balance Sheet attached as Exhibit B hereto, in each case, calculated as of 11:59 pm. on the Business day immediately prior to the Merger Closing Date in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Sample Closing Date Balance Sheet attached as Exhibit B hereto, plus (b) Transaction Expenses (to the extent not duplicative of items reflected on the Sample Closing Date Balance Sheet or the items paid for (or reserved for) at the Merger Closing from the Aggregate Purchase Price as shown on Exhibit A, as adjusted) ; provided, however, the line items which are marked as excluded shall be excluded from Current Liabilities.

“Damages” means any and all losses, liabilities, claims, fines, damages, obligations, costs, expenses and payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any Action or with respect to any claim that arises out of payment or non-payment of severance benefits, including, in all cases, reasonable fees of attorneys and experts).

“Data Security Requirements” means, collectively, all of the following to the extent relating to any personal, sensitive, or confidential information or data or otherwise relating to privacy, security or security breach notification requirements: (i) any of the Companies’ rules, policies, and procedures (whether physical or technical in nature, or otherwise); and (ii) all applicable Laws in connection with the conduct of the businesses of the Companies.

“Delaware Law” has the meaning set forth in Section 2(a).

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction or futures transaction relating to one or more currencies, commodities, bonds, equity securities, interest rates, credit-related events or conditions, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Dissenting Shares” has the meaning set forth in Section 3(h).

“Effective Time” has the meaning set forth in Section 2(c).

“Employment Agreement” has the meaning set forth in the recitals hereto.

“Environmental Law” means any applicable Law or other legal requirements concerning (i) protection of the environment or (ii) the exposure to, the handling, use, management, transportation, storage disposal or Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 7(a).

“Escrow Agent” means a commercial bank or applicable Subsidiary organized under the laws of the United States or any state thereof that has a combined capital and surplus of at least $1 billion that the Purchaser and Stockholder Representative reasonably agree, acting in good faith, to have serve as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement by and among the Purchaser, the Stockholder Representative and the Escrow Agent, dated as of the Merger Closing Date, substantially in the form attached hereto as Exhibit C or in such other form as may be mutually agreed by the Purchaser, Stockholder Representative and the Escrow Agent.

“Escrow Restrictive Legend” has the meaning set forth in Section 7(c).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 3(i).

“Estimated Net Working Capital Excess” has the meaning set forth in Section 3(i).

“Estimated Net Working Capital Shortfall” has the meaning set forth in Section 3(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3(g)(i).

“Exchange Fund” has the meaning set forth in Section 3(g)(i).

“Excluded Shares” has the meaning set forth in Section 3(a).

“Final Determination” has the meaning set forth in Section 7(b)(i).

“Financial Statements” has the meaning set forth in Section 4(a)(vi).

“FINRA” means the Financial Industry Regulatory Authority.

“First Escrow End Date” has the meaning set forth in Section 7(b)(ii).

“Form BD” has the meaning set forth in Section 4(a)(xxi)(D).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local or foreign court or governmental, regulatory, or administrative body or agency or any SRO.

“Hazardous Materials” means any substance, element, compound, chemical, mixture, pollutant, waste, material or other substance that is defined or regulated as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar effect under any applicable Environmental Law (or the release of which is regulated under Environmental Laws), including asbestos, polychlorinated biphenyls, radioactive materials, petroleum and petroleum by-products and distillates.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business consistent with past practice, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such Person capitalized in accordance with GAAP, (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, and (v) all obligations of the type referred to in clauses (i)–(iv) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Indemnified Party” has the meaning set forth in Section 8(c)(i).

“Indemnifying Party” has the meaning set forth in Section 8(c)(i).

“Indemnity Escrow Securities” has the meaning set forth in Section 7(a).

“Independent Accounting Firm” has the meaning set forth in Section 3(j)(v).

“Insurance Policies” has the meaning set forth in Section 4(a)(xviii).

“Intellectual Property” means all trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations, certificates or the like for any of the foregoing), inventions, trade secrets, proprietary processes, software, and other industrial and intellectual property rights, including the goodwill relating thereto.

“Investment Adviser Subsidiary” has the meaning set forth in Section 4(a)(xxii)(A).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any federal, national, supra-national, state, provincial, county, municipal, local, administrative or foreign law, statute, constitution, ordinance, regulation, rule, code, order, writ, judgment, injunction, temporary restraining order, executive order, decree, stipulation, determination, decision, settlement, ruling or award entered, issued, made by or with, enacted, promulgated or issued by any Governmental Authority, or any other requirement or rule of law (including common law).

“Legal Action” has the meaning set forth in Section 8(c)(iii)(A).

“Letter of Transmittal” has the meaning set forth in Section 3(g).

“Liens” means all mortgages, deeds of trust, liens, pledges, charges, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options, and other encumbrances.

“Lock-Up Agreements” mean the letter agreement to be entered into as of the Merger Closing Date between the Purchaser and Gary K. Wunderlich, Jr., in substantially the form attached hereto as Exhibit F or as may be mutually agreed by Purchaser and Mr. Wunderlich.

“Majority Holders” has the meaning set forth in Section 5(q)(iii).

“Management Owner” means each of the following individuals who own Series A Stock: Gary K. Wunderlich, Jr., Philip R. Zanone, Jr., Jim Parrish, Steve Bonnema, Martin Gaia and Walker Hays.

“Material Adverse Effect” means any change, effect, event or occurrence that is (a) materially adverse to the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, or (b) prevents, or would reasonably be expected to prevent, the ability of the Company or the holders of Shares to complete the transaction contemplated by this Agreement or perform their obligations hereunder; provided, however, that, “Material Adverse Effect” shall not include any such change, effect, event or occurrence directly or indirectly arising out of or attributable to (i) any changes after the date hereof in economic, political, financial or market conditions generally or in the industries in which the Company operates, (ii) any change or proposed change in Law, GAAP, accounting standards, regulatory policy or industry standards after the date hereof, or any change in interpretation or enforcement after the date hereof of any of the foregoing, (iii) the announcement or pendency of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers or others having relationships with the Company, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser, (vi) any natural or man-made disaster or acts of God, or (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that this exception shall not prevent or otherwise affect a determination that any events effects or occurrence underlying a failure described in this clause (vii) has resulted in, or contributed to, a Material Adverse Effect), except in the case of clauses (i), (ii), (iv) and (vi) to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other participants in the industries in which the Company or its Subsidiaries conduct their business, in which case such change, effect, event or occurrence may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent of such disproportionate effect.

“Merger” has the meaning set forth in Section 2(a).

“Merger Closing” has the meaning set forth in Section 2(b).

“Merger Closing Date” has the meaning set forth in Section 2(b).

“Merger Consideration” has the meaning set forth in Section 3(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Minimum Amount” means three million three hundred and fifty thousand dollars ($3,350,000.00) (valuing the Purchaser Common Stock based on the deemed price of $14.67 per share and valuing the Purchaser Warrants based on the deemed warrant value of $6.08 per warrant).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NASDAQ” means the NASDAQ Stock Market.

“Net Working Capital” means the difference between Current Assets and Current Liabilities, as determined from the Closing Date Balance Sheet and calculated as of 11:59 pm. on the Business day immediately prior to the Merger Closing Date in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Sample Closing Date Balance Sheet attached as Exhibit B hereto; provided that Net Working Capital shall not include any item to the extent it is included as a deduction from the Aggregate Purchase Price pursuant to Exhibit A.

“Net Working Capital Excess” has the meaning set forth in Section 3(j)(vii).

“Net Working Capital Shortfall” has the meaning set forth in Section 3(j)(vii).

“Notice” has the meaning set forth in Section 8(c)(i).

“Notice of Disagreement” has the meaning set forth in Section 3(j)(iii).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto as of the date hereof, and with respect to the Company, including the Amended & Restated Shareholders Agreement

“Parachute Payment” has the meaning set forth in Section 5(j).

“Payoff Amount” means five million dollars ($5,000,000.00) plus all interest accrued on the Altamont Note up to the Merger Closing Date.

“Permits” has the meaning set forth in Section 4(a)(xi).

“Party” and “Parties” means, respectively, (i) any of the Purchaser, Merger Sub, Stockholder Representative or the Company, and (ii) such Persons together.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Preferred Bucket” has the meaning set forth in Section 7(a).

“Pro Rata Share” means the pro rata share of the Aggregate Purchase Price due to each holder of Shares, calculated based on a deemed price per share of Purchaser Common Stock of $14.67 and value per Purchaser Warrant of $6.08, as set forth on Exhibit A attached hereto, as may be adjusted in accordance with this Agreement.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Audited Financial Statements” has the meaning set forth in Section 4(c)(v)(B).

“Purchaser Common Stock” has the meaning set forth in the preamble hereto.

“Purchaser Disclosure Letter” means the disclosure letter delivered to the Company by the Purchaser in connection with the execution and delivery of this Agreement.

“Purchaser Financial Statements” has the meaning set forth in Section 4(c)(v)(B)

“Purchaser Indemnified Parties” has the meaning set forth in Section 8(a)(i).

“Purchaser Transaction Agreements” means this Agreement and each other related transaction agreement to which the Purchaser is named as a party on the signature pages thereto.

“Purchaser Unaudited Financial Statement” has the meaning set forth in Section 4(c)(v)(B).

“Purchaser Warrants” means warrants to purchase shares of Purchaser Common Stock, substantially in the form of the Warrant Agreement attached as Exhibit G hereto or as may be mutually agreed by the Purchaser and the Company.

“Purchaser’s Tax Liability” has the meaning set forth in Section 5(g)(iii).

“Registration Rights Agreement” means that certain Registration Rights Agreement between Purchaser and the persons listed on the signature page thereto dated as of the Merger Closing Date, substantially in the form attached hereto as Exhibit H or as may be mutually agreed by the Purchaser and Company.

“Regulated Person” has the meaning set forth in Section 4(a)(x)(D).

“Release” means any actual or threatened discharging, depositing, dispersing, disposing, dumping, emitting, emptying, escaping, injecting, leaching, leaking, pouring, pumping, releasing or spilling of any Hazardous Materials into or through the environment, or as otherwise defined under Environmental Laws.

“Representative Expense Fund” has the meaning set forth in Section 5(q)(i)(H).

“Representative Losses” has the meaning set forth in Section 5(q)(iv).

“Restrictive Legend” has the meaning set forth in Section 3(l).

“Restructuring Plan” means the restructuring plan mutually agreed to by the Purchaser and the Company effective as of the date of this Agreement.

“Review Period” has the meaning set forth in Section 3(j)(ii)

“SEC” means the U.S. Securities and Exchange Commission.

“Second Escrow End Date” has the meaning set forth in Section 7(b)(iii).

“SEC Filings” has the meaning set forth in Section 4.5.

“Securities” has the meaning set forth in Section 4(b)(xii).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Transaction Agreements” means this Agreement and each other related agreement to which the Company, a holder of Shares or the Stockholder Representative is named as a party on the signature pages thereto.

“Series A Stock” means the Series A Preferred Stock, par value $0.001 per share.

“Series A Consideration” has the meaning set forth in Section 2.2(b)(ii).

“Series A-1 Cash Consideration” has the meaning set forth in Section 3(e)(i).

“Series A-1 Stock” means the Series A-1 Preferred Stock of the Company, par value $0.001 per share.

“Shares” means the Company Common Stock and Company Preferred Stock.

“SRO” means any self-regulatory organization, including FINRA.

“Stockholder Representative” has the meaning set forth in the preamble hereto.

“Subsidiary” with respect to any Party to this Agreement or otherwise, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other Persons performing similar functions with respect to such entity, is held directly or indirectly by such party, or which is otherwise consolidated for financial reporting purposes.

“Survival Date” has the meaning set forth in Section 8(e)(i).

“Surviving Company” has the meaning set forth in Section 2(a).

“Takeover Statute” has the meaning set forth in Section 4(a)(xxvi).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, withholding, social security (or similar), unemployment, disability, escheat, real property, personal property, sales, use, transfer, stamp, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever or any like charge or assessment, including any interest, penalty, or addition thereto, whether disputed

“Threshold Amount” has the meaning set forth in Section 8(d).

“to the knowledge of the Company,” or “to the Company’s knowledge,” means the knowledge of Gary K. Wunderlich, Jr., Stacy Hodges, Philip R. Zanone, Jr., Brent Nicks, James Ritt and Lionel Conacher after due inquiry.

“to the knowledge of the Purchaser” or “to the Purchaser’s knowledge,” means the knowledge of Bryant R. Riley, Phillip J. Ahn and Alan N. Forman after due inquiry.

“Transaction Expenses” means the Representative Expense Fund and any and all obligations, to the extent incurred for services provided prior to or at the Merger Closing, the Company or any of its Affiliates for legal and other expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including (i) all fees and expenses of counsel, accountants, investment bankers, consultants and other advisors related to the foregoing, (ii) any retention or change-in-control bonus payments in respect of or in connection with the transaction contemplated by this Agreement payable by any of the Companies and any payroll Taxes owed by them with respect to such payment, which rights currently exist or are entered into after the date hereof and prior to the Merger Closing by any of the Companies without the prior written approval of Purchaser (and without duplication of any amounts otherwise included in the calculation of the Estimated Net Working Capital and the Net Working Capital) and (iii) any severance payable by any of the Companies resulting from any termination of employment prior to (or where notice of termination was given prior to) the Merger Closing Date and any payroll Taxes owed by the Companies with respect to such severance); provided, however, that Transaction Expenses shall not include Severance Payments described as excluded on Schedule 5(m)(vi).

“Transfer Taxes” means all excise, sales, transfer, real estate transfer, documentary, filing, recordation, conveyance, recording and other similar taxes, levies, fees and charges.

“Treasury Rate” means the applicable interest rate payable on United States Treasury obligations with a maturity date most closely corresponding to the applicable payment period, as of the end of such period.

“Unaudited Statements” has the meaning set forth in Section 4(a)(vi).

“Uncontested Claims” means any claims for Damages specified in any Notice to which an Indemnifying Party shall not have objected in writing within ten (10) Business Days following receipt of such Notice.

“Updated Notice of Disagreement” has the meaning set forth in Section 3(j)(v).

“VWAP” means, as of a particular date, the average of the volume weighted averages of the trading prices of shares of Purchaser Common Stock on the NASDAQ (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by the Purchaser and Stockholder Representative, acting reasonably), on the fifteen (15) consecutive days on which shares of Purchaser Common Stock are traded on NASDAQ (each such day, a “Trading Day”) ending on (and including) the Trading Day that is the Trading Day immediately prior to such date.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance.

“Warrant Agreement” means that certain Warrant Agreement between Purchaser and the persons listed on the signature page thereto dated as of the Merger Closing Date, substantially in the form attached hereto as Exhibit G or as may be mutually agreed between the Purchaser and the Company.

“Warrant Restrictive Legend” has the meaning set forth in Section 3(l)(ii).

2.	The Merger.

(a)    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the “Merger”) in accordance Delaware Law, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (the “Surviving Company”).

(b)    Closing. The closing of the Merger (the “Merger Closing”) will be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:00 a.m. local time on the third Business Day following the satisfaction or waiver of the conditions set forth Section 6 (other than those conditions that by their nature can only be satisfied at the Merger Closing but subject to the satisfaction or waiver of such conditions), or at such other location, time or date as may be agreed upon in writing by the Parties (the date on which the Merger Closing occurs, the “Merger Closing Date”).

(c)    Effective Time. On the Merger Closing Date, the Parties shall cause a certificate of merger meeting the requirements of Delaware Law (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of Delaware Law. The Merger shall become effective (the “Effective Time”) on the Merger Closing Date at such time as the Certificate of Merger has been accepted for recording in accordance with Delaware Law (or at such later date and time as may be specified in the Certificate of Merger). The Merger shall have the effects specified in this Agreement, the Certificate of Merger and Delaware Law. Without limiting the generality of the foregoing and subject to the terms of this Agreement and the transactions contemplated hereby, at the Effective Time, all of the respective properties, rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Company, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the applicable Surviving Company.

(d)    Constituent Documents. The certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter amended as provided therein or by applicable Law.

(e)    Officers and Directors.

(i)    The officers of Merger Sub at the Effective Time shall become the initial officers of the applicable Surviving Company as of the Effective Time, to hold office in accordance with the Organizational Documents of the Surviving Company until their successors are duly appointed and qualified or until their earlier death, resignation or removal.

(ii)    The directors and, unless otherwise determined by Purchaser, the officers of Merger Sub at the Effective Time shall become the directors and officers of the Surviving Company as of the Effective Time, to hold office in accordance with the constituent documents of the Surviving Company until their successors are duly elected and qualified or until their earlier death, resignation or removal.

(f)    Closing Notice. No fewer than three (3) Business Days before the Merger Closing Date, the Company shall deliver to the Purchaser a closing notice which contains the Company’s good faith estimate and supporting calculations of the Annual Revenue Run Rate as of the Merger Closing Date.

(g)    Altamont Note and Transaction Expenses. As of the Merger Closing Date, (i) Purchaser shall repay, or provide sufficient funds to the Company to enable the Company to repay, the Payoff Amount set forth in the payoff letter; and (ii) Purchaser shall, or shall cause the Company to pay, all outstanding Transaction Expenses set forth on the Estimated Closing Balance Sheet or Closing Balance Sheet, as the case may be, in each case, which have not been paid on or prior to the Closing Date.

3.	The Consideration; Conversion of Shares

(a)    Effect of the Merger on Shares of Company Common Stock and Merger Sub Common Stock.

(i)    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be converted into the right to receive, (i) (A) the number of shares of Purchaser Common Stock (the “Company Common Stock Consideration”) set forth on Exhibit A, which Exhibit A shall be updated in accordance with Section 3(i), and (B) one (1) Purchaser Warrant per every two (2) whole shares of Purchaser Common Stock received pursuant to the preceding clause (i) (rounded to the nearest whole share) plus or minus, as the case may be, (ii) the Common Stock Adjustment Amount (the consideration determined pursuant to clauses (i) and (ii), the “Merger Consideration”), subject to any withholding Taxes required by applicable Law, upon surrender of each certificate (each, a “Certificate”) formerly representing shares of Company Common Stock of Company Common Stock in accordance with Section 3(g); provided that pursuant to Section 7, a number of such shares of Purchaser Common Stock and Purchaser Warrants as calculated pursuant to Section 7 shall be delivered to the Escrow Agent in lieu of delivery to the holders of Company Common Stock, to be held pursuant to the Escrow Agreement.

(ii)    At the Effective Time, as a result of the Merger and without any action on the part of the holder of capital stock of Merger Sub, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)    Conversion of Shares of Company Common Stock. As a result of the Merger and without any action on the part of the holder of any capital stock of the Company, all of the shares of Company Common Stock (other than the Excluded Shares) converted into the right to receive the Merger Consideration pursuant to this Section 3(b) shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each Certificate formerly representing shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares into which such shares have been converted pursuant to this Section 3(b).

(c)    Cancellation of Excluded Shares. As of the Effective Time, each Excluded Share shall, as a result of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist. For the purposes of this Agreement, “Excluded Shares” means Dissenting Shares, shares of Company Common Stock owned by Purchaser, Merger Sub or any other direct or indirect wholly owned Subsidiary of Purchaser and shares of Company Common Stock owned by the Company or any direct or indirect wholly owned Subsidiary of the Company.

(d)    Treatment of Company Equity Awards.

(i)    As of immediately prior to the Merger Closing, by virtue of the Merger Closing and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock (a “Company Stock Options”) that is outstanding and unexercised immediately prior to the Merger Closing shall be cancelled for no consideration, except as contemplated by Section 3(d)(iii).

(ii)    As of immediately prior to the Merger Closing, by virtue of the Merger Closing and without any action on the part of the holders thereof, each outstanding award of restricted shares of Company Common Stock (a “Company Restricted Stock Awards”) that is outstanding immediately prior to the Merger Closing shall fully vest, and each share underlying such Company Restricted Stock Awards shall be treated as a share of Company Common Stock pursuant to Sections 3(a), (b) and (g).

(iii)    Prior to the Merger Closing, the Company shall (A) pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Stock Options and Company Restricted Stock Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 3(d)(iii) and (B) cause each holder of Company Stock Options issued pursuant to the Wunderlich Investment Company, Inc. 2008 Stock Incentive Plan to execute and deliver to the Company an Option Surrender Agreement in substantially the form set forth on Exhibit E hereto or as may be mutually agreed by the Purchaser and the Company.

(e)    Effect of the Merger on shares of Company Preferred Stock.

(i)    Series A-1. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, the shares of Series A-1 Stock issued and outstanding shall be converted into the right to receive cash as set forth on Exhibit A (which Exhibit A shall be updated in accordance with Section 3(i)), without interest (the “Series A-1 Consideration”), subject to any withholding Taxes required by applicable Law, upon the surrender of the Certificates or Book-Entry Shares formerly representing shares of Series A-1 Stock in accordance with Section 3(g).

(ii)    Series A. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, each share of the Series A Stock issued and outstanding shall be converted into the right to receive cash, a number of shares of Purchaser Common Stock and/or Purchaser Warrants in such proportions as set forth on Exhibit A (which Exhibit A shall be updated in accordance with Section 3(i)) (the “Series A Consideration”), subject to any withholding Taxes required by applicable Law, upon the surrender of the Certificates formerly representing shares of Series A Stock in accordance with Section 3(g); provided that pursuant to Section 7, a number of such shares of Purchaser Common Stock and Purchaser Warrants as calculated pursuant to Section 7 shall be delivered to the Escrow Agent to be held pursuant to the Escrow Agreement in lieu of delivery to the holders of Series A Stock, to be held pursuant to the Escrow Agreement; provided, further that the Company may, with the consent of any impacted holder of Series A Stock, adjust the proportion of cash, shares of Purchaser Common Stock and Purchaser Warrants that such consenting holders of Series A Stock will be entitled to receive at the Effective Time by delivering to the Purchaser a certificate signed by each such holders of the Series A Stock, specifying the amount of cash, the number of shares of Purchaser Common Stock and/or Purchaser Warrants each holder of Series A Stock will be entitled to receive at the Effective Time, no later than five (5) Business days prior to the Merger Closing Date; provided, further, in the event that (A) the holders of Series A Stock fail to deliver such certificate to the Purchaser at least five (5) Business Days prior to the Merger Closing Date, (B) the certificate has not been duly executed by such holder of the Series A Stock or (C) the Purchaser, in its reasonable discretion, determines that such reallocations would result in any increase in the Aggregate Purchase Price, then the Purchaser shall be entitled to rely on Exhibit A as the final determination with respect to the Series A Consideration.

(f)    Conversion of Shares of Company Preferred Stock. As a result of the Merger and without any action on the part of the holder of any capital stock of the Company, all of the shares of Company Preferred Stock converted into the right to receive the Series A-1 Consideration or Series A Consideration, as applicable, pursuant to Section 3(e) shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each Certificate formerly representing any of shares of Company Preferred Stock shall thereafter represent only the right to receive the Series A-1 Consideration or Series A Consideration, as applicable, and the right, if any, to receive cash in lieu of fractional shares into which such shares have been converted pursuant to this Section 3(f).

(g)    Exchange Procedures.

(i)    Prior to the Merger Closing, the Purchaser shall appoint a bank or trust company of national recognition reasonably acceptable to the Stockholder Representative, or Purchaser’s transfer agent, to act as exchange agent (the “Exchange Agent”) hereunder. At the Merger Closing, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock, for exchange in accordance with this Section 3(g), (A) evidence of book-entry shares representing a number of shares of Purchaser Common Stock and Purchaser Warrants equal to (1) the Merger Consideration and (2) the securities portion of the Series A Consideration and (B) cash representing the sum of (1) the Series A-1 Consideration, (2) the cash portion of the Series A Consideration and (3) cash necessary to pay in lieu of fractional shares (such shares of Purchaser Common Stock and Purchaser Warrants together with such cash, the “Exchange Fund”) and with the Escrow Agent, the number of shares of Purchaser Common Stock and Purchaser Warrants to be delivered under the Escrow Agreement and as set forth on Exhibit A. Prior to the Effective Time, the Purchaser will provide to the Company, which will deliver or mail, or will cause to be delivered or mailed, each holder of the Shares, a letter of transmittal (the “Letter of Transmittal”), which shall, among other things, (i) specify that delivery shall be effected, only upon proper delivery of the related Certificates (or, for holders of uncertificated shares, upon proper delivery of a fully executed Letter of Transmittal) in accordance therewith to the Company or the Surviving Company, as applicable, (ii) include instructions for use in surrendering such Shares and receiving the Merger Consideration, the Series A Consideration or the Series A-1 Consideration, as applicable, in respect of such Shares, (iii) include an acknowledgement of certain securities law matters, and (iv) appoint the Stockholder Representative to serve in such capacity as described herein. After the Effective Time, upon the surrender of each such Certificate and a properly completed and duly executed Letter of Transmittal, the Exchange Agent shall pay the holder of such Shares the Merger Consideration, the Series A Consideration or the Series A-1 Consideration, as applicable, in respect of such Shares as promptly as practicable. Until so surrendered, each such Certificate (other than Certificates representing Excluded Shares) shall represent solely the right to receive the Merger Consideration, the Series A-1 Consideration or the Series A Consideration as applicable (less any applicable withholding, if any) relating thereto.

(ii)    Without limiting the foregoing, on the Merger Closing Date: (A) the Purchaser shall cause the Exchange Agent to pay from the Exchange Fund to each holder of Company Common Stock and each holder of the Series A Preferred Stock who has surrendered its Certificates and delivered a properly completed and duly executed Letter of Transmittal at least three (3) Business Days prior to the Merger Closing Date, the Merger Consideration for each share of Company Common Stock held by such holder of Company Common Stock or the Series A Consideration to such holders of Series A Stock as set forth on Exhibit A but as may be adjusted pursuant to the terms hereof (less the applicable withholding Taxes); and (B) the Purchaser shall cause the Exchange Agent to pay from the Exchange Fund to ACP an amount in cash equal to the Series A-1 Cash

Consideration (less the applicable withholding Taxes), provided that ACP has surrendered the Certificates formerly representing shares of Series A-1 Stock at least three (3) Business Days prior to the Merger Closing Date.

(iii)    After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Exchange Agent, they shall be surrendered and canceled against delivery of the Merger Consideration, the Series A-1 Consideration or the Series A Consideration, as applicable, as provided in this Section 3(g).

(iv)    No interest shall accrue or be paid on the Merger Consideration, the Series A-1 Consideration or the Series A Consideration payable upon the delivery of Certificates or Letters of Transmittal. None of the Purchaser, the Surviving Company, the Exchange Agent or any of their respective Affiliates shall be liable to any holders of Shares for any interest thereon or Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by holders of Shares twelve (12) months after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claim or interest of any Person previously entitled thereto.

(v)    After the Effective Time, any holders of Shares will be entitled to look only to the Surviving Company for payment of their respective claims for the consideration set forth in this Section 3, without interest thereon, but will have no greater rights against the Surviving Company than may be accorded to general creditors thereof under applicable Law.

(vi)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate the payments with respect to such Certificate to which such Person is entitled pursuant to this Section 3(g)(vi); provided that the Person to whom such payments are made shall, as a condition precedent to the payment thereof, indemnify the Purchaser and the Surviving Company against any claim that may be made against the Purchaser, Merger Sub or the Surviving Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

(vii)    If payment of the Merger Consideration in respect of a share of Company Common Stock or if payment of the Series A Consideration or Series A-1 Consideration in respect of a share of Preferred Stock, in each case, is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Purchaser that such Taxes either have been paid or are not payable.

(viii)    No dividends or other distributions declared or made with respect to Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock issuable upon surrender thereof until the surrender of such Certificate (or uncertificated shares of Company Common Stock) or other relevant provisions are followed in accordance with this Section 3.

(h)    Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration or Series A Consideration, as applicable. Such stockholders instead shall only be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of Delaware Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise are not entitled to, the right to appraisal of such Shares under Section 262 of Delaware Law shall thereupon be deemed to have been canceled and converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration or Series A Consideration, as the case may be, upon surrender in the manner provided in Section 3. The Company shall (A) give the Purchaser prompt notice of any notice or demand for appraisal or payment for Shares or any withdrawals of such demands received by the Company, (B) give the Purchaser the opportunity to participate in all negotiations and proceedings with respect to any such demands and (C) not, without the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle any such demands.

(i)    Estimated Net Working Capital.

Five (5) Business Days before the Merger Closing Date, the Company shall, in consultation and collaboration with the Purchaser, cause the Company to prepare and deliver to the Purchaser an estimated Closing Date Balance Sheet prepared in accordance with and consistent with Exhibit B (the “Estimated Closing Date Balance Sheet”), together with (x) a written statement setting forth the calculation of the estimated Net Working Capital as of 11:59 p.m. on the Business Day immediately prior to the Merger Closing Date (the “Estimated Net Working Capital”), the Payoff Amount, the Transaction Expenses, as well as all related workpapers and supporting calculations or other materials reasonably requested by the Purchaser, and (y) an updated Exhibit A solely to reflect changes to the distributions of proceeds at the Effective Time; provided, that, in no event shall such distributions pursuant to Exhibit A exceed the Aggregate Purchase Price plus or minus, as the case may be, the Estimated Net

Working Capital Excess, the Net Working Capital Excess, the Estimated Net Working Capital Shortfall and the Net Working Capital Shortfall. In the event that the Estimated Net Working Capital as reflected on the Estimated Closing Date Balance Sheet as determined pursuant to this Section 3(i) is less than three million dollars ($3,000,000.00) (the “Estimated Net Working Capital Shortfall”), the aggregate Company Common Stock Consideration shall be reduced by an amount equal to the quotient of (A) the absolute value of such Estimated Net Working Capital Shortfall and (B) $14.67, and such reduction shall be allocated pro rata based on the percentage of shares of Company Common Stock held by each holder thereof. In the event that the Estimated Net Working Capital as reflected on the Estimated Closing Date Balance Sheet as determined pursuant to this Section 3(i) is greater than three million dollars ($3,000,000.00) (the “Estimated Net Working Capital Excess”), the aggregate Company Common Stock Consideration shall be increased by the quotient of (x) the absolute value of such Estimated Net Working Capital Excess and (y) $14.67, and such increase shall be allocated pro rata based on the percentage of shares of Company Common Stock held by each holder thereof. The amount determined pursuant to the foregoing is defined as the “Common Stock Adjustment Amount.”

(j)    Post-Closing Net Working Capital Adjustment.

(i)    As promptly as practicable, but in any event within ninety (90) days following the Merger Closing Date, the Purchaser shall deliver to Stockholder Representative the Closing Date Balance Sheet, together with a written statement setting forth the calculation of the Net Working Capital, as well as all related workpapers and supporting calculations reasonably requested by Stockholder Representative. The Closing Date Balance Sheet shall be prepared in accordance with and consistent with Exhibit B, and shall be accompanied by a written statement setting forth a calculation of the Net Working Capital as of 11:59 p.m. on the Business Day immediately prior to the Merger Closing Date. Stockholder Representative shall assist and cooperate with the Purchaser in all commercially reasonable respects in the preparation of the Closing Date Balance Sheet and the calculations of the Net Working Capital.

(ii)    During the thirty (30) day period after the delivery by the Purchaser to Stockholder Representative of the Closing Date Balance Sheet (the “Review Period”), Stockholder Representative and its representatives shall be permitted to review the applicable books and records and the supporting documents and work papers used in the preparation of the Closing Date Balance Sheet and Purchaser shall reasonably promptly make available the individuals responsible for and knowledgeable about the information used in and necessary for the preparation of the Closing Date Balance Sheet to respond to the reasonable inquiries of, or requests for information (including any reasonably necessary books and records or other supporting documents used in preparing the Closing Date Balance Sheet) by, Stockholder Representative.

(iii)    In the event that Stockholder Representative does not agree with any of the information set forth on the Closing Date Balance Sheet (including the calculation of Net Working Capital set forth therein), Stockholder Representative shall promptly notify the Purchaser of such disagreement in writing (the “Notice of Disagreement”) before the expiration of the Review Period. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the amounts involved in such dispute.

(iv)    During the thirty (30) day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Stockholder Representative and the Purchaser shall seek in good faith to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement. If, during the Consultation Period, such parties reach an agreement with respect to an item in dispute, such agreement shall be evidenced in writing and such disputed item, as resolved, shall become final and binding on all parties on the date of such agreement.

(v)    If, at the end of the Consultation Period, Stockholder Representative and the Purchaser have been unable to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement, Stockholder Representative and the Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with copies of the Closing Date Balance Sheet and Notice of Disagreement marked to indicate those line items that are not then in dispute) (the “Updated Notice of Disagreement”) to a nationally recognized accounting firm as shall be agreed upon in writing by Stockholder Representative and the Purchaser (the “Independent Accounting Firm”). Stockholder Representative and the Purchaser agree to cooperate with the Independent Accounting Firm during its resolution of the matters that remain in dispute with respect to the Updated Notice of Disagreement (including by entering into a customary engagement letter with the Independent Accounting Firm). Stockholder Representative and the Purchaser shall instruct the Independent Accounting Firm, within sixty (60) days after referral of the matter to such Independent Accounting Firm, to evaluate the appropriate amount of each line item in the Closing Date Balance Sheet as to which Stockholder Representative and the Purchaser disagree (as set out in the Updated Notice of Disagreement submitted to the Independent Accounting Firm), and to make a final determination in writing (acting as an expert and not as an arbitrator), which shall be final and binding on the parties, of the appropriate amount with respect to each such line item and the resulting calculation of the Net Working Capital. In resolving each such dispute, the Independent Accounting Firm (x) shall make its determination based solely on the presentations and supporting material provided by Stockholder Representative and the Purchaser, in each case, to the Independent Accounting Firm and the other party, and not pursuant to any independent review and the definitions and other applicable provisions of this Agreement, and (y) may not assign a value to any item greater than the greatest value for such item claimed by either Stockholder Representative or the Purchaser or less than the smallest value for such item claimed by either Stockholder Representative or the Purchaser. The Independent Accounting Firm shall not consider any issues not raised in the Updated Notice of Disagreement. A copy of all materials submitted to the Independent Accounting Firm pursuant to this Section 3(j)(v) shall be provided by Stockholder Representative or the Purchaser, as applicable, to the other party concurrently with the submission thereof to the Independent Accounting Firm. During such determination period, the Independent Accounting Firm also shall (A) prepare a statement based upon all line items not disputed or resolved by the parties and the line items determined by the Independent Accounting Firm in accordance with this Section 3(j)(v) and (B) determine the amounts reflected on such statement, in each case, in accordance with this Agreement, which determination shall, absent a showing of fraud or manifest calculation error, be conclusive and binding on the parties. Judgment may be entered upon the determination of the Independent Accounting Firm by any court referred to in Section 3(j)(v).

(vi)    In the event that there is (A) no disagreement with respect to the Closing Date Balance Sheet (including the calculation of Net Working Capital) or (B) Stockholder Representative fails to provide the Purchaser with a Notice of Disagreement before the expiration of the Review Period, the Closing Date Balance Sheet shall be deemed to be the final Closing Date Balance Sheet and the calculation of Net Working Capital thereon shall be conclusive and binding on the parties.

(vii)    Each of Stockholder Representative and the Purchaser shall bear all the fees and costs incurred by it in connection with the Independent Accounting Firm’s review, except that the fees and expenses relating to the foregoing work by the Independent Accounting Firm shall be borne by Stockholder Representative, on the one hand, and the Purchaser, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation will also be determined by the Independent Accounting Firm calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and be included in the Independent Accounting Firm’s written report. During the review by the Independent Accounting Firm, Stockholder Representative and the Purchaser and their respective accountants and other representatives will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 3(j)(v); provided, however, that the accountants of Stockholder Representative or the Purchaser shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(viii)    In the event that Net Working Capital as reflected on the final Closing Date Balance Sheet as determined pursuant to this Section 3(j) is less than the Estimated Net Working Capital (a “Net Working Capital Shortfall”), the sum of (A) (1) the absolute value of such Net Working Capital Shortfall and (2) interest thereon calculated at the Treasury Rate for the period from the Merger Closing Date up to but not including the date of such payment and (B) if applicable, the determination of the fees and costs of the Independent Accounting Firm pursuant to Section 3(j)(vii) to be paid by Stockholder Representative shall be released from the Escrow Account to the Purchaser as provided in Section 7 below. In the event that Net Working Capital as reflected on the final Closing Date Balance Sheet as determined pursuant to this Section 2.7 is greater than the Estimated Net Working Capital (a “Net Working Capital Excess”), the sum of (A)(1) the

absolute value of such Net Working Capital Excess and (2) interest thereon calculated at the Treasury Rate for the period from the Merger Closing Date up to but not including the date of such payment and (B) if applicable, the determination of the fees and costs of the Independent Accounting Firm pursuant to Section 3(j)(vii), shall be paid by the Purchaser in shares of Purchaser Common Stock to holders of shares of Company Common Stock pro rata based on the percentage of shares of Company Common Stock held by each holder thereof.

(k)    No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Purchaser Common Stock shall be delivered to the holders of Shares in exchange for any Shares. In lieu of any fractional shares, the Purchaser shall pay each such holder, and such holder shall be entitled to receive, an amount in cash, rounded up to the cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) VWAP as of the last trading day immediately preceding the Merger Closing Date.

(l)    Securities Laws.

(i)    The shares of Purchaser Common Stock to be issued at the Merger Closing pursuant to Section 3, or after the Merger Closing pursuant to Section 7 and the Escrow Agreement, or upon the exercise of any Purchaser Warrant, will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act. Each certificate evidencing shares of Purchaser Common Stock will bear the following legend (the “Restrictive Legend”):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION IS NOT REQUIRED.

(ii)    The Purchaser Warrants to be issued at the Merger Closing pursuant to Section 3 will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act. Each certificate evidencing a Purchaser Warrant will bear the following legend (the “Warrant Restrictive Legend”):

THE WARRANTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH WARRANTS MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION

UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION IS NOT REQUIRED.

(m)    Conversion of Company Warrants. At the Effective Time, as a result of the Merger and without any action on the part of the Company, the outstanding warrant issued by the Company shall be converted into a warrant of the Purchaser on the same terms and conditions but adjusted in accordance with the terms of the existing Company warrant.

4.	Representations and Warranties.

(a)    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser the following:

(i)    Existence; Good Standing. Each of the Companies is a legal entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate or other appropriate power to operate and carry on its business as now conducted. Each of the Companies is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by them, respectively, therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the Companies have all requisite power and authority to own, operate and lease its respective properties and carry on its businesses as presently being conducted, except where such failure would not result in a Material Adverse Effect. The Company has provided to the Purchaser complete and correct copies of the Organizational Documents of the Companies, each of which is in full force and effect.

(ii)    Capital Structure of the Company. The authorized capital stock of the Company is 25,000,000 shares, consisting of 15,000,000 shares of Company Common Stock, 5,000,000 shares of Class B Common Stock and 5,000,000 shares of Company Preferred Stock. The number of issued and outstanding Shares as of the date of this Agreement (including any Shares underlying Company Restricted Stock Awards) is set forth in Exhibit A hereto. There are no outstanding shares of Class B Common Stock, Class B Stock Options or Class B Restricted Stock Awards. The record owners of all such Shares are listed in Exhibit A hereto. All of the issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights or Law. Section 4(a)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and as of the Merger Closing Date, of (A) each Company Equity Award, (B) the name of the Company Equity Award holder, (C) the number and type of Shares underlying each Company Equity Award, (D) the date on which the Company Equity Award was granted, (E) the Company Equity Plan under which the Company Equity Award was granted, (F) the exercise price of each Company Equity Award that is a

Company Stock Option, and (G) the expiration date of each Company Equity Award that is a Company Stock Option. Except as set forth in Section 4(a)(ii) of the Company Disclosure Letter, there are no (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, contracts, agreements, arrangements or commitments obligating any of the Companies or their Affiliates or Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of the Companies’ capital stock (or any interest therein), other equity interests or securities convertible into or exchangeable for equity interests in the Companies or any Shares or other direct or indirect equity interests of the Companies (whether issued or unissued), or (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents with respect to the Companies. There are no voting trusts, stockholder agreements (other than the Amended & Restated Shareholders Agreement), registration rights agreement, proxies or other agreements in effect with respect to or in any manner restricting the voting or transfer of the Shares or equity interests of the Companies. The books of account, stock records, minute books and other records of the Companies have been maintained in all material respects in accordance with all applicable Laws and are in the possession of the Companies. The Company does not own any shares of capital stock or other equity securities of any Person other than the Subsidiaries. Each of the Company’s Subsidiaries does not own any shares of capital stock or other equity securities of any Person. Except as set forth in Section 4(a)(ii) of the Company Disclosure Letter or in the Financial Statements, there is no outstanding Indebtedness of the Companies.

(iii)    Authorization, Validity and Effect of Agreements. The Company has the requisite corporate or other power and authority to execute and deliver this Agreement, the Seller Transaction Agreements to which it is a party and all agreements and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement, the Seller Transaction Agreements to which it is a party and all agreements and documents contemplated hereby has been duly approved by the Company’s board of directors and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate and other action, other than receipt of the Company Stockholder Approval. This Agreement constitutes, and all agreements and documents contemplated hereby (including the Seller Transaction Agreements), when executed and delivered by the Purchaser and other parties, will constitute, the valid and legally binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The board of directors of the Company has unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement.

(iv)    Non-Contravention. Neither the execution and delivery by the Company of this Agreement and the Seller Transaction Agreements nor the consummation of the transactions contemplated hereby, including the Merger, in accordance with the terms hereof, will: (A) violate or conflict with or result in a breach of any provisions of the Organizational Documents of the Companies; (B) conflict with, result in a violation or breach by the Companies of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the Assets or rights of the Companies, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, franchise, permit, agreement, arrangement, lease, franchise agreement or other instrument or obligation to which the Company, or the applicable Subsidiary of the Company, is a party, or by which the Companies or any of their Assets may be bound; or (C) subject to obtaining the consents, approvals, authorizations or making required filings described under Section 4(a)(v), violate or result in a change in any of the Companies’ rights or obligations under any permit or license of any Governmental Authority or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, law or regulation applicable to the Companies; except in the case of clause (B) where any such foregoing conflict would not have, individually or in the aggregate, a Material Adverse Effect.

(v)    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) such filings as are required by the Company under the HSR Act, (ii) such filings and exemptions as are required to be made with or obtained from FINRA, including any filings required pursuant to NASD Rule 1017 and (iii) the delivery and filing of the Certificate of Merger as required by Delaware Law.

(vi)    Financial Statements. The Company has delivered complete and correct copies of the consolidated audited financial statements (containing balance sheets, statements of income, shareholders equity, and cash flow) of the Company for the years ended June 30, 2015 and June 30, 2016 (collectively, the “Audited Financial Statements”) and its unaudited balance sheet as of March 31, 2017 and statements of income for the period ended March 31, 2017, which unaudited financial statements do not include the adjustments and footnotes that accompany Audited Financial Statements (the “Unaudited Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). Except as disclosed on Section 3.6 of the Company Disclosure Letter, each of the balance sheets included in the Financial Statements (including the related notes and schedules) fairly present in all material respects the financial position of the Company as of its dates, and each of the related statements of income and changes in shareholders’ equity and cash flows (including the related notes and schedules) fairly present in all material respects the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the Company for the respective periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and subject, in the case of Unaudited Statements, to normal and recurring year end adjustments and the absence of notes. The

Financial Statements have been prepared from the books and records of the Company, copies of which have been provided to the Purchaser, and which books and records accurately reflect in all material respects the transactions and dispositions of the Assets of the Company. Except for (i) liabilities arising from the transactions contemplated herein, (ii) those liabilities that are fully reflected or reserved against on the March 31, 2017 balance sheet contained in the Financial Statements, (iii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017 which are not material, individually or in the aggregate, or (iv) liabilities described in Section 4(a)(vi) of the Company Disclosure Letter, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or other and whether due or to become due.

(vii)    No Material Adverse Changes. Except as set forth on Section 4(a)(vii) of the Company Disclosure Letter, since March 31, 2017, there has not been (A) any Material Adverse Effect or any event, development or combination of events or developments to the Company’s knowledge that could reasonably likely result in a Material Adverse Effect on the Company; (B) any dividend declared or paid or distribution made on the capital stock of the Companies, or any redemption or repurchase of capital stock of the Companies; (C) any incurrence of Indebtedness of the Company; (D) any salary, bonus or compensation increases, or any bonuses paid, to any officers, employees or agents of the Companies, other than in amounts and at times consistent with past practice; or (E) except for the transactions contemplated hereby, any other transaction entered into by the Companies except in the ordinary course of business and consistent with past practice.

(viii)    Tax Matters. For purposes of this Section 4(a)(viii), any reference to the Company shall include any predecessor of or successor to such entity. The Company has duly filed, within the time and in the manner prescribed by applicable Law, all material Tax reports and returns required to be filed by them and have paid all Taxes required to be paid by them (whether or not shown on any Tax return). True and correct copies of all material Tax reports and returns relating to federal Taxes and state income and sales Taxes for 2015 have been heretofore delivered to the Purchaser. There are no Tax liens (other than liens for current Taxes not yet due) upon any properties or Assets of the Company (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements or disclosed in Section 4(a)(viii) of the Company Disclosure Letter, there are no pending or threatened federal, state, local or foreign audits or examinations relating to, or, to the Company’s knowledge, claims asserted for, Taxes against the Company, and the Company has no knowledge of any substantial basis for any such claims. No deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full. The Company has not granted nor been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Company is not a party to any Tax allocation or sharing agreement. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder and all such withholdings have been duly and timely paid over to the appropriate taxing authorities. The Company does not have any liability for Taxes in a jurisdiction where it does not file a Tax return, nor has the Company received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(ix)    Employee Benefit Plans.

(A)    Section 4(a)(ix) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan. The Company has made available to Purchaser true and complete copies of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof); and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report, (D) a current IRS opinion or favorable determination letter, (E) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and (F) all material correspondence to or from any Governmental Authority relating to such Company Benefit Plan.

(B)    Each Company Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws. Each Company Benefit Plan that is intended to be a qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS and, to the Company’s knowledge, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(C)    There are no actions, suits, audits or investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) pending or, to the Company’s knowledge, threatened, other than any such investigations, proceedings or claims that would not reasonably be expected to result in a material liability to the Company.

(D)    All contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP.

(E)    No Company Benefit Plan is, and no employee benefit plan maintained by the Company or any of its Subsidiaries during the six-year period ending on the date of this Agreement has been, subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. During the immediately preceding six years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, its Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any such ERISA Affiliates of incurring (i) any such liability or (ii) any Controlled Group Liability with respect to any employee benefit plan that is not a Company Benefit Plan.

(F)    Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(G)    No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.

(H)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries; or (v) limit or restrict the right of the Company or any of its subsidiaries to merge, amend or terminate any Company Benefit Plan.

(I)    The Company is not a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(J)    Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such Company Benefit Plan is or will be subject to tax under Section 409A of the Code.

(x)    Employee Matters.

(A)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other contract with any labor organization, union or association.

(B)    Since December 31, 2014, there have been no strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor activities pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the Company’s knowledge, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries before a Governmental Authority.

(C)    The Companies are each in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, unfair labor practices, employee safety, antidiscrimination, worker classification and the WARN Act.

(D)    No employee, officer or director of the Companies (“Regulated Person”) has been convicted within the last ten years of any felony or misdemeanor involving the purchase or sale of any security or any commodity, insurance, annuity or similar contract. No Regulated Person has by reason of any conduct or misconduct been or is now permanently or temporarily enjoined by any Action of any Governmental Authority from acting as an associated person, salesman, or employee of any bank, insurance company, insurance agency or any entity required to be registered under the Exchange Act, the Commodity Exchange Act or the Investment Company Act of 1940. No Regulated Person has been or is now permanently or temporarily enjoined from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security or any annuity, insurance, commodity or similar contract.

(xi)    Permits; Compliance with Laws. Each of the Companies, and each of their respective employees, holds and has held all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities that are material to the operation of the businesses or ownership of the properties of the Company or are required to be held by such employees in connection with their employment (the “Permits”). Each of the Companies, and each of their employees, is and has been in compliance in all material respects with the terms of its respective Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending, or, to the Company’s knowledge, threatened with respect to any Permits. The businesses of the Companies are being and have been conducted in conformity with all Laws, except with respect to such violations as would not be material to the Company. Since January 1, 2014, none of the Companies has received any written, or to the Company’s knowledge, other notice that any of the holders of Shares or the Companies have not complied in any material respect with any Laws applicable to the ownership, operation or conduct of the businesses of the Companies or their respective Assets. Neither the Companies nor, as applicable, their respective Affiliates have received notice of, and are not aware of any basis for, any pending Action or order concerning any failure to obtain any investment adviser, broker, dealer, commodity broker-dealer, introducing broker, futures commission merchant, or similar registration, license or qualification, in each case, with respect to the ownership, operation and/or conduct of the business of the Companies or their respective Assets. No investigation or review by any Governmental Authority with respect to the Company is pending or to the Company’s knowledge threatened. No condition exists which is reasonably likely to result in any suit, claim, action, proceeding or investigation by any person or Governmental Authority against the Company. Section 4(a)(xi) of the Company Disclosure Letter lists the registrations and securities licenses held by the Company and its employees.

(xii)    Litigation. Except as set forth on Section 4(a)(xii) of the Company Disclosure Letter, there are no Actions pending or, to the Company’s knowledge, threatened against the Companies or any of their respective officers or directors as such.

(xiii)    Corporate Records; Other Information. The minute books of the Companies provided to the Purchaser constitute the complete and accurate records of all meetings and actions taken by the boards of directors, committees of the boards of directors and the members thereof (or such similar corporate bodies).

(xiv)    Properties. The Company (i) has good and marketable title to, or a valid license to use or leasehold interest in, all the Assets of the Companies and all Assets acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interest or encumbrances as do not adversely affect the current use of the Assets subject thereto or affected thereby in any material respect or otherwise impair business operations at such properties in any material respect, and (C) liens described on Section 4(a)(xiv) of the Company Disclosure Letter; and (ii) is the lessee of all property occupied by it under lease and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee, or to the Company’s knowledge, the lessor. The Company does not own any real property.

(xv)    Material Contracts. Section 4(a)(xv) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of the following agreements (the “Contracts”):

(A)    each letter for an active engagement between the Companies and any other entity which involves payment of a fee, commission or other payment; in excess of $100,000;

(B)    is an interest rate, currency or other hedging agreement;

(C)    constitutes any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K;

(D)    each agreement of the Companies concerning a partnership, joint venture or other business venture with any other Person;

(E)    contracts, agreements or instruments regarding acquisitions or dispositions of any entity, business or securities thereof (whether by merger, sale of stock, sale of assets, grant of right to acquire, use, access or otherwise), any service line, service group or service offering, or any material amount of Assets of the Companies, including commitments for capital expenditures;

(F)    each non-competition, non-solicitation, standstill and/or exclusive dealing agreement, and each other agreement or obligation that purports to limit or restrict in any respect (i) the ability of any of the Companies (or, following the Merger Closing, the Purchaser or its Affiliates) to solicit customers or employees or (ii) the manner in which, or the localities in which, all or any portion of the businesses and operations of the Companies or, following the Merger Closing, the business and operations of the Purchaser and its Affiliates, is or could be conducted;

(G)    each agreement or other arrangement of or involving any of the Companies with respect to Indebtedness in excess of $50,000;

(H)    each management, consulting, employment, severance or similar agreement to which any of the Companies is a party, unless such agreement is terminable without notice or cost or otherwise requires payment of an annual base salary and severance of less than $50,000;

(I)    each material agreement pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether any of the Companies is the licensee or licensor thereunder;

(J)    each agreement pursuant to which any of the Companies leases any real property or any material personal property which lease requires annual payments of base rent in excess of $50,000;

(K)    each agreement material to any of the Companies providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company;

(L)    each indemnification or contribution agreements or arrangements to which any of the Companies is a party (other than customary charter and bylaw provisions and ordinary course engagement and advisory agreements);

(M)    each agreement granting any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any of the Companies (or, following the Merger Closing, the Purchaser or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any of their properties or assets; and

(N)    each agreement providing for any termination or payment that is conditioned, in whole or in part, on a change of control of any of the Companies or transactions of the type contemplated hereby.

Each of the Contracts is in full force and effect and is a legal, valid and binding contract or agreement of the Company or its Subsidiaries, and there is no default (or any event that, with the giving of notice or lapse of time or both, would be a default or breach) by the Company (or applicable Subsidiary) under the Contract or, to the Company’s knowledge, any other party, in the timely performance of any obligation to be performed or paid or any other provision under any such contracts or agreements, except where such default would not have, individually or in the aggregate, a Material Adverse Effect. There is not pending, nor to the Company’s knowledge, threatened any cancellation or termination of any of the Contracts that would be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xvi)    Intellectual Property Rights. The Companies own or possess the valid right to use all Intellectual Property they currently use, without any material conflict or alleged conflict with the rights of others. The Companies’ Intellectual Property, together with any acquired Intellectual Property and other third-party Intellectual Property covenants and rights granted to the Companies, constitute all Intellectual Property that is necessary for, or used or held for use in the ownership, operation or conduct of the businesses of the Companies as it is conducted on the date of this Agreement and, in all material respects, as it is contemplated to be conducted at Merger Closing. Since January 1, 2014, neither the Companies nor their respective Affiliates (in the operation of the businesses of the Companies) have violated any applicable Data Security Requirements in any material respect, and the operation of the businesses of the Companies as conducted on the date of this Agreement complies in all material respects with all Data Security Requirements. During the two (2)-year period ending on the date of this Agreement, (i) no claims have been asserted in writing by any third party against any of the Companies or, as applicable, any of their Affiliates (in the operation of the businesses of the Company), alleging any violation of any Data Security Requirements, (ii) neither the Companies nor their respective Affiliates (in the operation of the businesses of the Company) have been subject to any investigation with regard to any Data Security Requirements, and (iii) there have not been any incidents of security breaches of, or other unauthorized access to, any Computer Systems (including with respect to the data and other information contained therein or transmitted thereby).

(xvii)    Certain Business Practices and Regulations. Neither the Company, its Subsidiaries, directors nor, to the Company’s knowledge, any of their respective employees have, and the holders of Shares have not, (i) made or agreed to make any contribution, payment or gift to any customer, supplier, landlord, political candidate, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Law or regulation, (ii) established or maintained any unrecorded fund or asset for any purpose or purposely made any false entries on its books and records for any reason or (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation under any Law or regulation.

(xviii)    Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, worker’s compensation and other customary matters held by or on behalf of the Company (“Insurance Policies”) have been made available to the Purchaser. The Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of an Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under teams and conditions, substantially the same as those provided in such replaced policy or binder) are in full force and effect and the Company is not in default with respect to any material provision contained in any Insurance Policy nor, to the Company’s knowledge, has the Company failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor, has any coverage for current claims been denied.

(xix)    Customers. Section 4(a)(xix) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of the names of each of the customers that accounts for 5% or more of the revenues of the Companies, taken as a whole, for each of the two most recent fiscal years.

(xx)    Derivative Instruments and Transactions. The Companies have not entered into any Derivative Transactions for their own account or for the account of any customer.

(xxi)    Broker-Dealer Matters.

(A)    Each Subsidiary of the Company that is a broker-dealer required to be registered under the Exchange Act (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material aspects with the applicable provisions of the Exchange Act applicable to broker-dealers. To the extent required, each Broker-Dealer Subsidiary is a member organization in good standing with FINRA and any other SRO where the conduct of its business requires such membership and in compliance in all material respects with all applicable rules and regulations of FINRA and any other SRO of which it is a member. Each Broker Dealer Subsidiary is duly registered, licensed or qualified as a broker-dealer under, and in compliance in all material respects with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect. There is no action or proceeding pending or, to the Company’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(B)    None of the Companies, or any of their respective “associated persons,” including any of their directors, officers or employees required to be registered or licensed as a registered representative, (i) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (iii) is subject to a disqualification that would be a basis for censure, material limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Companies as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and (iv) to the knowledge of the Company, there is no investigation pending or threatened against the Companies or any of their “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a statutory disqualification as described in clause (ii) or subject to a disqualification as described in clause (iii).

(C)    Each Broker-Dealer Subsidiary is in compliance in all material respects with all applicable regulatory net capital requirements and no distribution of cash is required to be made by any such Broker-Dealer Subsidiary that will result in it not being in compliance in all material respects with applicable regulatory net capital requirements. Each Broker-Dealer Subsidiary is in compliance in all material respects with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(D)    The Company has, or has caused to be, publicly filed or made available to the Purchaser prior to the date hereof a true, correct and complete copy of each Broker-Dealer Subsidiary’s Uniform Applications for Broker-Dealer Registration on Form BD filed since December 31, 2014, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”) and a true, correct and complete copy of each other registration, periodic regulatory report and material correspondence responding to results of any formal examination filed by each Broker-Dealer Subsidiary with the SEC, FINRA and any state securities

Governmental Authority since December 31, 2014. Each Form BD and each Broker-Dealer Subsidiary’s other registrations, periodic regulatory reports and results of any formal examination filed with the SEC, FINRA and any state securities authority since December 31, 2014 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(E)    None of the Companies is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.

(F)    The Company has provided the Purchaser with true, correct and complete copies as in effect as of the date hereof of (i) material policies of the Companies reasonably designed to avoid corruption, bribery, money laundering or unlawful political contributions, payments or gifts to government officials, (ii) material personal securities trading policies of the Companies and (iii) material codes of conduct and ethics of the Companies.

(xxii)    Investment Adviser.

(A)    Section 3.22 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company that is required to be registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Investment Adviser Subsidiary”). Each Investment Adviser Subsidiary is, and at all times required by the Investment Advisers Act since December 31, 2014 has been, registered as an investment adviser under the Investment Advisers Act of 1940. No Investment Adviser Subsidiary is ineligible or disqualified pursuant to Section 203 of the Investment Advisers Act of 1940 to serve as a registered investment adviser. No Investment Adviser Subsidiary that serves as an investment adviser is ineligible or disqualified pursuant to Sections 9(a) or 9(b) of the Investment Company Act of 1940 to serve as an investment adviser to a registered investment company. Each Investment Adviser Subsidiary is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Since December 31, 2014, each Investment Adviser Subsidiary has timely filed all required Form ADVs and amendments to Form ADVs, and each Form ADV or amendment to Form ADV of the Investment Adviser Subsidiary, as of the date of filing, complied with applicable Law at the time of filing.

(B)    Each client to which any of the Investment Adviser Subsidiaries provides investment management, advisory or sub-advisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a plan subject to Section 4975 of the Code; (iii) a benefit plan investor, as defined in Section 3(42) of ERISA and the regulations promulgated thereunder, or any entity whose assets include the assets of any such plan in (i) or (ii) or any such benefit plan investor within the meaning of ERISA and applicable regulations; or (iv) a Person acting on behalf of any such plan in (i) or (ii), benefit plan investor or entity has been managed by the applicable Investment Adviser Subsidiary such that (A) such Investment Adviser Subsidiary in the exercise of such management or the provision of such services is in compliance in all material respects with the applicable requirements of ERISA, and (B) neither such Company nor, to the Company’s knowledge, any other Person has engaged in a non-exempt “Prohibited Transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code.

(xxiii)    Environmental Matters. Except as disclosed on Section 4(a)(xxiii) of the Company Disclosure Letter or except as would not otherwise reasonably be expected to have individually or in the aggregate, an adverse effect that is material to the businesses of the Companies:

(A)    there are no Actions outstanding, pending, threatened in writing or, to the Company’s knowledge, otherwise threatened, against the Companies, alleging that any of the Companies is in violation of, or responsible for any liability under, Environmental Law;

(B)    to the Company’s knowledge, the Companies are in compliance in all material respects with applicable Environmental Laws, including the obligation to obtain, maintain and comply with all environmental Permits; and

(C)    to the Company’s knowledge, there has been no Release of Hazardous Materials by any Companies, nor by any other Person acting on behalf of any Companies, in, on, at or under leased property that would reasonably be expected to result in the Companies incurring any liability under Environmental Laws.

(xxiv)    No Brokers. Except as set forth in Section 4(a)(xxiv) of the Company Disclosure Letter, neither the holders of Shares nor the Company has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the holders of Shares, the Company or the Purchaser or its Affiliates to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Neither the holders of Shares nor the Company has incurred any liability in respect of the payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

(xxv)    Affiliate Transactions. Except as set forth in Section 4(a)(xxv) of the Company Disclosure Letter and the compensatory arrangements disclosed in Section 4(a)(ix), there are no contracts, agreements or arrangements of any nature whatsoever relating to any of the Companies, on the one hand, and any holders of Shares or any officer, director or Affiliate of the Company or any holders of Shares or its or their Affiliates, on the other hand (any such contract or agreement, an “Affiliate Contract”).

(xxvi)    Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(xxvii)    Company Stockholder Approval. Upon receipt of the Company Stockholder Approval, no further vote of the holders of any class or series of the capital stock of any Company is necessary to adopt this Agreement and approve the Merger and to consummate the same on the terms set forth herein.

(xxviii)    Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges, on its own behalf and on behalf of its representatives, and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each such Person has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Section 4(c) of this Agreement (including the related portions of the Purchaser Disclosure Letter); and (ii) none of the Purchaser or any other Person has made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Section 4(c) of this Agreement (including the related portions of the Purchaser Disclosure Letter).

(xxix)    No Other Representations. Except for the representations and warranties contained in this Section 4(a) (including the related portions of the Company Disclosure Letter), none of the holders of Shares, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of holders of Shares or the Company, including (a) any representation or warranty (i) as to the accuracy or completeness of any information regarding the Companies furnished or made available to the Purchaser and its representatives (including any information, documents or material made available to the Purchaser in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby), except as set forth in this Section 4(a), or (ii) as to the future revenue, profitability or success of the Company, or (b) any representation or warranty arising from statute or otherwise in law.

(b)    Representations and Warranties relating to the Sellers. The Company hereby represents and warrants to the Purchaser with respect to the signatories to the Company Stockholder Approval (each, a “Seller” and, collectively, the “Sellers”) the following:

(i)    Organization. Such Seller is either a natural person or a corporation, limited partnership, limited liability company, bank, trust company, trust, or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Seller is either a natural person or has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, be material to the business of such Seller.

(ii)    Except as set forth in Section 4(b)(ii) of the Company Disclosure Letter, there are no options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, contracts, agreements, arrangements or commitments obligating such Seller or its Affiliates or Subsidiaries to cause the Company or its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of the Companies’ capital stock (or any interest therein), other equity interests or securities convertible into or exchangeable for equity interests in the Companies or any Shares or other direct or indirect equity interests of the Companies (whether issued or unissued).

(iii)    Power and Authority. The execution and delivery of each of the Seller Transaction Agreements to which it is a party (other than those Sellers that are natural persons) and the performance by it of all of its obligations under applicable Seller Transaction Agreements have been duly approved prior to the date of this Agreement by all requisite action, and no other proceedings are necessary on the part of such Seller to authorize the execution, delivery and performance by such Seller of such Seller Transaction Agreements.

(iv)    Enforceability. The Seller Transaction Agreements to which Seller is a party, when executed and delivered by the Purchaser and other parties, will constitute the valid and legally binding obligations of such Seller party thereto, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(v)    Governmental Consents. Except (a) as set forth in Section 4(b)(v) of the Company Disclosure Letter and (b) as to the delivery and filing of the Certificate of Merger as required by Delaware Law, no consent or order, or filing or registration with, any Governmental Authority is required for or in connection with the consummation by such Seller of the transactions contemplated by this Agreement.

(vi)    Conflicts Under Constituent Documents or Laws. The consummation by Seller of the transactions contemplated hereby, will not conflict with or result in a breach of (A) if such Seller is not a natural person, any of the terms, conditions or provisions of its Organizational Documents, or (B) assuming receipt of the consents referenced in Section 4(a)(v), any statute or administrative regulation, or of any order of any Governmental Authority or of any arbitration award applicable to such Seller.

(vii)    Conflicts Under Contracts. Such Seller is not a party to, or bound by, any contract or agreement under the terms of which the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby by such Seller will require a consent, approval or notice, or result in a Lien on the Shares. Such Seller has not entered into any agreement or commitment with any Person that is inconsistent with this Agreement.

(viii)    Title to Shares. Exhibit A sets forth such Seller’s record and beneficial ownership of Shares. Such Seller has good and valid title to such Shares, respectively, free and clear of all Liens (other than restrictions under the Company’s Organizational Documents and applicable securities laws). Except as set forth on Exhibit A and Section 4(a)(ii) of the Company Disclosure Letter, such Seller has, as of the date of this Agreement, no other equity interests or rights to acquire equity interests in the Company. There is no contract or agreement to which such Seller is party, or by which such Seller is bound, that restricts or otherwise relates to the ownership, rights (including as to voting and distributions), duties or ability to transfer or dispose of Seller’s Shares, other than this Agreement and the Company’s Organizational Documents.

(ix)    Litigation. There is no Action pending or, to the knowledge of such Seller, threatened against such Seller, before any Governmental Authority which seeks to prevent or could reasonably be expected to interfere with or prevent such Seller from consummating the transactions contemplated by this Agreement.

(x)    Brokers. No Seller or any of its Affiliates (other than the Company) have dealt with or entered into any contract or agreement with any Person who is or will become entitled to a broker’s commission, finder’s fee, investment banker’s fee, or similar payment from the Purchaser, the Company or any of their respective Subsidiaries for arranging the transactions contemplated hereby or introducing the parties to each other.

(xi)    Amended & Restated Shareholders Agreement. The Amended & Restated Shareholders Agreement is in full force and effect and is a legal, valid and binding agreement of each Seller, and there is no default (or any event that, with the giving of notice or lapse of time or both, would be a default or breach) by such Seller or, to such Seller’s knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid or any other provision under any such agreement. There is not pending, nor to such Seller’s knowledge, threatened any cancellation or termination of the Amended & Restated Shareholders Agreement. The Sellers have prior to the date hereof delivered to the Purchaser a true, complete and correct copy of the Amended & Restated Shareholders Agreement along with any amendments, waivers or modifications thereto.

(xii)    Status. Each Seller understands that: Purchaser Common Stock and Purchaser Warrants (the “Securities”) have not been, and will not be, registered under the Securities Act; the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available; the Purchaser has no obligation to register or qualify the Securities for resale except as set forth in the Registration Rights Agreement; if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Purchaser that are outside of the Purchaser’s control, and which the Purchaser is under no obligation and may not be able to satisfy. In addition, each of the Sellers selling Company Preferred Stock represents that it is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(xiii)    No Other Representations. Except for the representations and warranties contained in this Section 4(b) (including the related portions of the Company Disclosure Letter), none of the Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including (A) any representation or warranty (1) as to the accuracy or completeness of any information regarding the Companies furnished or made available to the Purchaser, Merger Sub and their representatives (including any information, documents or material made available to the Purchaser in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby), except as set forth in this Section 4(b), or (2) as to the future revenue, profitability or success of the Company, or (B) any representation or warranty arising from statute or otherwise in law.

(c)    Representations and Warranties of Purchaser. Except as disclosed in the Purchaser’s SEC Filings prior to the date hereof or in the Purchaser Disclosure Letter, the Purchaser represents and warrants to the Company and the holders of the Shares the following:

(i)    Existence; Good Standing; Corporate Authority. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, operate and lease all of its properties and assets and, in the case of the Purchaser, to carry on its business as it is presently being conducted. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(ii)    Authority, Validity and Effect on Agreements. Each of the Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, the Purchaser Transaction Agreements and all agreements and documents contemplated hereby to which such Person is a party and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery by the Purchaser and Merger Sub of this Agreement and all agreements and documents contemplated hereby to which such Person is a party, and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by the board of directors of the Purchaser and Merger Sub and no other proceedings on the part of the Purchaser or Merger Sub are necessary with respect thereto. This Agreement constitutes, and all agreements and documents contemplated hereby to which it is a party (including the Purchaser Transaction Agreements), when executed and delivered by the Stockholder Representative and the Company, will constitute, the valid and legally binding obligations of the Purchaser and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, or other similar laws relating to creditor’s rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iii)    Consents and Approvals. Except for (a) any filing required pursuant to the HSR Act, (b) such filings and exemptions as are required to be made with or obtained from FINRA and (c) the delivery and filing of the Certificate of Merger as required by Delaware Law, there is no requirement applicable to the Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement that any party to an agreement to which the Purchaser is a party or by which it is bound consent to the consummation of the transactions contemplated by this Agreement.

(iv)    Non-Contravention. Neither the execution and delivery by the Purchaser or Merger Sub of this Agreement and the Purchaser Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby, including the Merger will (i) violate or conflict with or result in a breach of any provision of the Organizational Documents of the Purchaser or Merger Sub; (ii) conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the assets, properties or rights of the Purchaser or Merger Sub, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, franchise, permit, agreement, arrangement, lease, franchise agreement or other instrument or obligation to which the Purchaser or Merger Sub is a party, or by which the Purchaser or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining the requisite approval under the HSR Act, violate or result in a change in any of the Purchaser’s rights or obligations under any governmental permit, license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser.

(v)    SEC Filings.

(A)    Purchaser has filed, or furnished, all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by Purchaser with the SEC pursuant to the Exchange Act (the “SEC Filings”) since January 1, 2016, each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by the Purchaser and in either case, publicly available as of the date hereof. None of the SEC Filings (including, any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any SEC Filings filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing.

(B)    Except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed on or prior to the date hereof, the consolidated audited financial statements (containing balance sheets, statements of income, shareholders equity, and cash flow) of the Purchaser for the year ended December 31, 2016 (collectively, the “Purchaser Audited Financial Statements”) and its unaudited balance sheet as of March 31, 2017 and statements of income, shareholders equity and cash flow for the period ended March 31, 2017, which unaudited financial statements do not include the adjustments and footnotes that accompany the Purchaser Audited Financial Statement (the “Purchaser Unaudited Statements” and collectively with the Purchaser Audited Financial Statement, the “Purchaser Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis through the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to be material, individually or in the aggregate) . Each of the balance sheets included in the Purchaser Financial Statements (including the related notes and schedules) fairly present in all material respects the financial position of the Purchaser as of its dates, and each of the related statements of income and changes in shareholders’ equity and cash flows (including the related notes and schedules) fairly present in all material respects the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the Purchaser for the respective periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and subject, in the case of the Purchaser Unaudited Statements, to normal and recurring year end adjustments and the absence of notes. Except for (i) liabilities arising from the transactions contemplated herein, (ii) those liabilities that are fully reflected or reserved against on the March 31, 2017 balance sheet contained in the Purchaser Financial Statements, (iii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017 which are not material, individually or in the aggregate, or (iv) liabilities described in Section 4(c)(v)(B) of the Purchaser Disclosure Letter, the Purchaser does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or other and whether due or to become due.

(C)    The Purchaser has designed and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(D)    The management of Purchaser has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) reasonably designed to ensure that material information relating to the Purchaser, including its consolidated subsidiaries, required to be disclosed by the Purchaser in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Purchaser’s management as appropriate, and (ii) the Purchaser’s management has completed an assessment of the effectiveness of the Purchaser’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective and did not identify (A) any material weaknesses in its internal controls over financial reporting and (B) any allegation of fraud that involves management of the Purchaser or any other employees of the Purchaser and its Subsidiaries who have a significant role in the Purchaser’s internal controls over financial reporting or disclosure controls and procedures.

(vi)    No Material Adverse Changes. Since March 31, 2017, there has not been any Purchaser Material Adverse Effect or any event, development or combination of events or developments to Purchaser’s knowledge that could reasonably likely to result in a Purchaser Material Adverse Effect.

(vii)    Permits; Compliance with Laws. Purchaser and its Subsidiaries, and each of their respective employees, holds and has held all Permits that are material to the operation of the businesses or ownership of the properties of Purchaser or are required to be held by such employees in connection with their employment. Each of Purchaser and its Subsidiaries, and each of their employees, is and has been in compliance in all material respects with the terms of its respective Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending, or, to the Company’s knowledge, threatened with respect to any material Permits. The businesses of Purchaser are being and have been conducted in conformity with all Laws, except with respect to such violations as would not be material to Purchaser. Since January 1, 2014, none of Purchaser nor any of its Subsidiaries has received any written, or to Purchaser’s knowledge, other notice that any of Purchaser or its Subsidiaries have not complied in any material respect with any Laws applicable to the ownership, operation or conduct of the businesses of Purchaser and its Subsidiaries or their respective Assets. Neither Purchaser nor, as applicable, its Affiliates have received notice of, and are not aware of any basis for, any pending Action or order concerning any failure to obtain any investment adviser, broker, dealer, commodity broker-dealer, introducing broker, futures commission merchant, or similar registration, license or qualification, in each case, with respect to the ownership, operation and/or conduct of the business of Purchaser, its Subsidiaries or their respective Assets. No investigation or review by any Governmental Authority with respect to Purchaser is pending or to Purchaser’s knowledge threatened. No condition exists which is reasonably likely to result in any suit, claim, action, proceeding or investigation by any person or Governmental Authority against Purchaser or Merger Sub.

(viii)    No Brokers. No broker, finder or investment banker engaged by or on behalf of the Purchaser is entitled to any fee or commission for services rendered on behalf of the Purchaser in connection with the transactions contemplated by this Agreement other than such fees or commissions that are wholly the responsibility of the Purchaser.

(ix)    Litigation. There are no Actions pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its officers or directors as such, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Purchaser (i) which have, or, if adversely determined, would reasonably be expected to materially and adversely affect the consolidated earnings, condition (financial or otherwise), assets, liabilities, or operations of the Purchaser and its Subsidiaries, and to the knowledge of the Purchaser, there is no basis for any claim that might result in any such Action; or (ii) which seek specifically to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement.

(x)    Sufficient Funds. Purchaser will have sufficient cash on hand at the Merger Closing to enable it to make the cash payments contemplated by this Agreement and to consummate the transactions, including the Merger.

(xi)    Purchaser Common Stock and Purchaser Warrants.

(A)    The Purchaser Common Stock to be issued pursuant to this Agreement and Purchaser Warrants are not, and, at the time of the issuance of such shares and warrants, will not be, subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived; the issuance of Purchaser Common Stock has been, and will be, duly authorized by all necessary corporate action on the part of Purchaser and when issued pursuant to the terms of this Agreement or the Purchaser Warrants will be validly issued, fully paid, and non-assessable and free from any encumbrance (including, claims or rights under any voting trust agreements, shareholder agreements or other agreements); and the issuance of Purchaser Warrants will constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

(B)    At the time of each issuance of the Purchaser Common Stock and Purchaser Warrants, in connection with this Agreement, assuming that the representations and warranties set forth in Section 4(b) are true, such issuance will be exempt from the registration requirements of the Securities Act, will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and pursuant to Section 12(b) of the Exchange Act and will have been issued in compliance with all applicable rules and regulations of NASDAQ (or such other securities exchange or quoting service that makes the primary market in shares of Purchaser Common Stock if it is not then listed on NASDAQ). Purchaser has not, in the twelve months preceding the date hereof, received notice from NASDAQ to the effect that Purchaser is not in compliance with the listing or maintenance requirements of such trading market. Purchaser has taken no action designed to, or which to the Purchaser’s knowledge is reasonably likely to have the effect of, terminating the registration of Purchaser Common Stock under the Exchange Act.

(xii)    Takeover Statutes. No Takeover Statute or any anti-takeover provision in Purchaser’s or Merger Sub’s Organizational Documents is applicable to Purchaser, Merger Sub, shares of Purchaser Common Stock, the Merger or the other transactions contemplated by this Agreement.

(xiii)    Independent Investigation. Each of Purchaser and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of the Purchaser and Merger Sub acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Purchaser and Merger Sub has relied solely upon its own investigation and the express representations and warranties of the Company and Sellers set forth in Sections 4(a) and (b) of this Agreement (including the related portions of the Company Disclosure Letter) and the Company Stockholder Approval; and (ii) none of the Company or any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Sections 4(a) and (b) of this Agreement (including the related portions of the Disclosure Letter).

(xiv)    No Other Representations. Except for the representations and warranties contained in this Section 4(c) (including the related portions of the Purchaser Disclosure Letter), the Purchaser and Merger Sub have not made or do not make any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser or Merger Sub, including (A) any representation or warranty (1) as to the accuracy or completeness of any information regarding the Purchaser or Merger Sub furnished or made available to the holders of Shares, the Company or any other Person (including any information, documents or material made available to the holders of Shares , the Company or any other Person in any data room, management presentation or in any other form in expectation of the transactions contemplated hereby), except as set forth in this Section 4(c), or (2) as to the future revenue, profitability or success of the Company or (B) any representation or warranty arising from statute or otherwise in law.

5.	Covenants.

(a)    Conduct of Business. From the date hereof and until the Closing, except as expressly contemplated by the Restructuring Plan or otherwise consented to by Purchaser (which consent shall not be unreasonably withheld or delayed), the Company shall (a) conduct the businesses of the Companies only in the ordinary and usual course and in a manner consistent with past practices and otherwise related to the transactions herein, (b) use commercially reasonable efforts to preserve intact the present business organization and operations of the businesses of the Companies, (c) use commercially reasonable efforts to keep available the present services of their employees, and (d) use commercially reasonable efforts to preserve intact its rights, franchises, goodwill and relations with its clients and others with whom it conducts business.

(b)    Forbearances by the Company. Except as contemplated by this Agreement, from the date hereof until the Merger Closing, the Company shall not take, or fail or omit to take, directly or indirectly, any action or enter into any transaction, other than in the ordinary course of business consistent with past practice, that would reasonably be expected to (i) prevent the consummation of the transactions contemplated by this Agreement or (ii) cause or result in any of the representations and warranties set forth in Sections 4(a) and (b) to be untrue in any material respect at any time after the date hereof through the Merger Closing Date. Except as contemplated by this Agreement (including the Company Disclosure Letter), without limiting the foregoing, the Company shall not take, directly or indirectly, any of the following actions without the prior written consent of the Purchaser:

(i)    amend or agree to amend its Organizational Documents, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, or subdivide or in any way reclassify any of its capital stock or other ownership interests, or change or agree to change in any manner the rights of its capital stock or other ownership interests or liquidate or dissolve;

(ii)    (A) issue, sell, redeem or acquire any capital stock or other ownership interest in itself; (B) issue, sell or grant any option (including any Company Stock Option), warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its capital stock or any other ownership interests; or (C) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any of its capital stock or any other ownership interests;

(iii)    incur any Indebtedness (excluding any intercompany loan or intercompany debt), issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the liabilities of any Person, or make any loans or advances (including any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than reasonable and customary travel and similar engagement-related advances made in the ordinary course of business consistent with past practice));

(iv)    (A) except as required by applicable law, make any change in its accounting methods or practices for Tax or accounting purposes, (B) make, change or revoke any Tax election, (C) amend any Tax Return or (D) settle or compromise any Tax liability, except in the case of any such liability to the extent accrued or reserved for on the Unaudited Statements, in each case if, as it relates to Taxes only (as opposed to accounting), doing so could reasonably be expected to adversely affect the Purchaser or any Affiliate of the Purchaser;

(v)    sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its Assets except in the ordinary course of business not in excess of $50,000 in the aggregate, or grant or suffer to exist, or agree to grant or suffer to exist, any encumbrance on any of its Assets;

(vi)    incur, assume or guarantee, or agree to incur, assume or guarantee, any liability or obligation (whether or not currently due and payable) relating to its business or any of its Assets except in the ordinary course of business consistent with past practice;

(vii)    settle any legal proceeding involving any liability of it or its directors, officers, employees or agents (in their capacities as such) other than settlements solely for money damages covered by insurance or less than $50,000 individually, or $150,000 in the aggregate;

(viii)    create, renew, amend, terminate or cancel any Contract or other contract (other than a contract in the ordinary course of business consistent with past practice); provided, that it shall not enter into any contracts or agreements that include any (A) non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect its ability to solicit customers or the manner in which, or the localities in which, all or any portion of the business or, following consummation of the transactions contemplated by this Agreement, the Purchaser or its Affiliates, is or would be conducted or (B) “most favored nation” clause or other term providing preferential pricing or treatment to a third party;

(ix)    except for the transactions expressly contemplated herein, enter into, or agree to enter into, any contract, agreement or arrangement or any financial transaction with any of its officers, directors, consultants, agents, representatives or Affiliates;

(x)    declare or make any dividends or declare or make any other distributions of any kind, other than cash distributions that will not result in the Net Working Capital being less than three million dollars ($3,000,000);

(xi)    acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of any capital stock or Assets, any business of any Person or other business organization or division thereof;

(xii)    except as required by applicable Law or any Company Benefit Plan in existence as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (B) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, officers, employees or individual independent contractors, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (G) terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $100,000 (including commissions), or (H) hire any employee or individual independent contractor (1) having total annual compensation in excess of $100,000 (including commissions) or (2) having any guaranteed compensation;

(xiii)    accelerate the billing or other realizations of fees payable by clients to it or delay the payment of liabilities beyond the ordinary course of business consistent with past practice;

(xiv)    make or incur any capital expenditures in excess of $50,000 in the aggregate;

(xv)    cancel any indebtedness or waive any claims or rights in amounts in excess of $50,000 in the aggregate, except in regard to broker notes;

(xvi)    enter into any lease of real property, except any renewals of existing leases in the ordinary course of business and consistent with past practice, with respect to which the Purchaser shall have the right to participate and consent;

(xvii)    fail to maintain in full force and effect the Insurance Policies in a form and amount consistent with past practice;

(xviii)    from 11:59 p.m. on the Business Day immediately prior to the Merger Closing Date until the Effective Time, make any dividends or distributions, enter into any Affiliate Contracts or incur any Indebtedness; or

(xix)    authorize, resolve, commit or agree (by contract or otherwise) to do any of the foregoing.

(c)    Negotiations with Others; Notification. From and after the date hereof until the Merger Closing, the Company, ACP and Management Owners will not, and will direct and use commercially reasonable efforts to cause its advisors and other representatives not to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing information), take any other action to facilitate, any inquiries or the making of any proposal that may lead to the direct or indirect acquisition of part or all of the Shares.

(d)    Investigation of Businesses and Properties. From and after the date hereof until the Merger Closing, the Company shall afford the Purchaser, and its respective attorneys, accountants, financial advisors, and other representatives, access at all reasonable times and upon reasonable advance notice to a Management Owner, properties, contracts, books, and records. In addition, the Company will furnish the Purchaser, and its attorneys, accountants, financial advisors and other representatives, with such financial, operating and additional data as they may reasonably request concerning its business, operations, properties, and personnel.

(e)    Public Announcements and Other Disclosures. Prior to and following the Merger Closing, except as may be determined to be required by law or regulation, in which case the Purchaser shall inform the Stockholder Representative of the fact of such proposed disclosure and give the Stockholder Representative an opportunity to review and comment, no party hereto will issue any press releases, make public a copy of this Agreement or the related Transaction Agreements, or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby without having first obtained the approval of Stockholder Representative.

(f)    Efforts to Consummate.

(i)    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders, and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with each of the other parties in assisting them to comply with the provisions of this Section 5(f)(i), and the Company agrees to take such commercially reasonable steps as may be necessary to remove any liens, charges, pledges, security interests, or other encumbrances which affect the Assets of the businesses.

(g)    Tax Returns; Tax Indemnity.

(i)    The Company shall prepare and file, subject to the Stockholder Representative’s prior review, comment and approval, the Company’s U.S. federal, state and local income Tax returns for the period ending on or before the Merger Closing Date (“Closing Tax Returns”). The Company shall submit the Closing Tax Returns to the Stockholder Representative for his approval at least ten (10) Business Days prior to its due date (including any extensions thereof) and shall make available to the Stockholder Representative any documentation or information reasonably requested by the Stockholder Representative relating to the Closing Tax Returns, including any work papers used in the preparation of the Closing Tax Returns. The Purchaser covenants and agrees it will not cause the Company to make any election under applicable Tax laws for any taxable period ending on or before the Merger Closing, that affects the Company Tax Liability, without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld. The Company shall be reimbursed out of the Escrow Account for any reasonable out-of-pocket attorneys’ and accountants’ fees associated with the preparation of any such Closing Tax Returns to the extent such out-of-pocket fees exceed the amount set forth on Exhibit A as a reduction to Aggregate Purchase Price for purposes of funding the foregoing, which shall be satisfied through the release of a number of shares of Purchaser Common Stock and Purchaser Warrants from the Escrow in accordance with Section 7.

(ii)    The Purchaser and the Stockholder Representative agree to consult with each other and resolve in good faith any issues arising as a result of a review of the Closing Tax Returns pursuant to Section 5(g)(i). If the parties cannot resolve any issues arising as a result of such review within ten (10) days after delivery of the Closing Tax Returns for review, then either party may submit the items in dispute to an Independent Accounting Firm mutually agreeable to the Purchaser and the Stockholder Representative. A determination of such Independent Accounting Firm shall be final, binding, and conclusive. In connection with any matter relating to any period ending on or prior to the Merger Closing Date, the Purchaser shall, upon the request of the Stockholder Representative, permit Stockholder Representative and his representatives access, at reasonable times during normal working hours and upon reasonable notice, to the books and records of the Company, and the Purchaser shall execute (and shall cause the Company to execute) such document as such Stockholder Representative may reasonably request to enable Stockholder Representative to file any required reports or Tax returns relating to the Company. The Purchaser shall not dispose of such books and records during the seven (7) year period commencing on the Merger Closing Date, without the consent of the Stockholder Representative, the Stockholder Representative fails to take possession (at no expense to the Purchaser) of such books and records within sixty (60) days after receipt of notice from the Purchaser of its intent to dispose of such books and records.

(iii)    The Company shall be responsible for and pay, or cause to be paid, without duplication of amounts (i) all Taxes resulting from activities attributable to, or conducted by, the Companies during any taxable period (or portion thereof) ending on or before the Merger Closing Date, including the entire day of Merger Closing, including any item of Tax liability which properly accrues on or before the Merger Closing Date, (ii) any Taxes of the holders of Shares or any of their Affiliates (other than the Companies) for any period, (iii) any Taxes of any other Person for which Company may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise, (iv) any Taxes resulting from any breach or inaccuracy of any representation or warranty contained in Section 3.8 (disregarding any materiality qualification contained therein), (v) any Taxes resulting from any extraordinary transaction outside the ordinary course of business undertaken by the holders of Shares or the Companies in anticipation of the Merger pursuant hereto and (vi) any Transfer Taxes arising out of the transactions contemplated by this Agreement (“Company Tax Liability”); provided, however, Company Tax Liability shall not include Taxes which are specifically set forth on the Closing Date Balance Sheet and taken into account in determining Net Working Capital in accordance with Section 2.7. The Purchaser shall be responsible for and pay, or cause to be paid, without duplication of amounts, all Taxes resulting from activities attributable to, or conducted by, the Companies during any taxable period (or portion thereof) beginning after the Merger Closing Date, excluding the entire day of Merger Closing (“Purchaser’s Tax Liability”).

(iv)    Any Tax refunds that are received by Purchaser or the Companies, and any amounts credited against Tax to which Purchaser or the Companies become entitled, that relate to periods or portions thereof ending on or before the Merger Closing Date shall be for the account of former holders of Shares (excluding any refund or credit attributable to any loss in a Tax year beginning after the Merger Closing Date applied (e.g., as a carryback) to income in a Tax year ending on or before the Merger Closing Date), and Purchaser shall pay any such refund or the amount of any such tax credit (net of any Taxes of Purchaser or the Companies attributable to such refund or credit) into the Escrow Account to be allocated among the holders of Shares on the same basis and in the same proportions as the Purchaser Common Stock included therein.

(h)    Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all Tax allocation, indemnity, sharing or similar agreements or arrangements (other than this Agreement), whether or not written, by and among the holders of Shares or any of their Affiliates on the one hand and the Company on the other hand (other than those agreements that are solely among Companies) shall be terminated immediately prior to the Merger Closing, and after the Merger Closing, the Company shall not be bound thereby or have any liability or any rights thereunder.

(i)    Further Assurances. Each party will use its commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request of another party will, at or after the Merger Closing, without further consideration, promptly execute and deliver such additional instruments, documents, conveyances, or assurances, and take such other action, as reasonably necessary in order to consummate more effectively the transactions contemplated hereby, including (i) to vest in the Purchaser title to the Shares free and clear of any Liens, (ii) terminating or merging after the Merger Closing any of the Plans set forth on Section 4(a)(ix) of the Company Disclosure Letter if so requested by the Stockholder Representative or the Purchaser and (iii) otherwise to carry out the intent and purposes of this Agreement.

(j)    Section 280G of the Code. If requested by Purchaser, prior to the Merger Closing Date, the Company shall (i) use its commercially reasonable efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder), a written waiver that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained, no payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such disqualified individual; and (ii) submit to stockholders of the Company for approval, in a manner and form that complies with the stockholder approval procedures set forth in Section 280G(b)(5)(B) of the Code and the regulations thereunder any payments and/or benefits that may separately or in the aggregate constitute Parachute Payments in the absence of such stockholder approval. All materials, if any, produced by the Company in connection with the implementation of this Section 5(j) shall be provided to Purchaser at least five (5) Business Days in advance for Purchaser’s review and comment, and the Company shall consider any of Purchaser’s requested changes or comments in good faith and not unreasonably omit them.

(k)    Transaction Expenses. Prior to the Merger Closing Date, the Company shall pay, cause to be paid, on behalf of the Company, all Transaction Expenses, or otherwise reflect the same in the calculation of the Estimated Net Working Capital and the Net Working Capital.

(l)    Name Use. The Company shall take such actions as are necessary such that, immediately following the Merger Closing, all holders of Shares shall cease, and shall cause each of its controlled Affiliates to cease, using the “Wunderlich Investment Company, Inc.,” “Wunderlich Securities, Inc.” or any other names and marks owned by the Company, other than in connection with their employment by Purchaser or its Affiliates following the Merger Closing.

(m)    Employee Matters; WARN Act.

(i)    During the period commencing at the Merger Closing and ending on December 31, 2017 (or, if earlier, the date of the employee’s termination of employment with the Company), Purchaser shall cause the Company to provide each employee of the Companies who remains employed immediately after the Merger Closing (each, a “Continuing Employee”) with employee benefits that are no less favorable, in the aggregate, than the employee benefits provided to such Continuing Employee as of immediately prior to the Merger Closing.

(ii)    With respect to any health or welfare plan maintained by Purchaser or its Subsidiaries in which any Continuing Employees will participate effective as of the Merger Closing, Purchaser shall, or shall cause the Company to, recognize all service of the Continuing Employees with the Company or any of its Subsidiaries for vesting and eligibility purposes; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Company Benefit Plan.

(iii)     The Company shall obtain a general release of claims in favor of the Company, the Purchaser and their respective Affiliates in a form reasonably satisfactory to the Purchaser from any individual whose employment is terminated by the Company between the date hereof and the Merger Closing Date. The Company shall be solely responsible for providing any notice required under the WARN Act or any similar state or local law in respect of the termination prior to the Merger Closing of the employment of any employee of the Company, and the Purchaser shall be indemnified and held harmless pursuant to Sections 7 and 8 from and against any and all liability arising from any failure of the Company to comply fully with the foregoing covenants. The Company shall provide to the Purchaser at the Merger Closing a complete and accurate list of all “employment losses,” as that term is defined in the WARN Act that occurred in the 90 calendar days preceding the Merger Closing, which list shall include the name, date of separation, reason for separation, and facility or operating unit of each employee of the Company who suffered such an employment loss in such period.

(iv)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Purchaser, the Company or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of Purchaser, the Company or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Purchaser, the Company or any of their respective Affiliates. Without limiting Section 10(h), nothing in this Section 5(m)(iv) shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or any employee benefit plan of Purchaser and its Affiliates, or (ii) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(v)    The Company will use its reasonable efforts to cause each employee of the Company or its Affiliates who has an employment agreement or offer letter that provides for severance or similar benefits following a termination of employment to execute and deliver an effective Change of Control Waiver (for the avoidance of doubt, not including the Employment Agreement), on or before the third Business Day preceding the anticipated Closing Date.

(vi)    The Purchaser will comply with Section 5(m)(vi) of the Purchaser Disclosure Letter.

(n)    Confidentiality Agreement. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference, and shall continue in full force and effect.

(o)    Escrow Agreement. Immediately prior to the Merger Closing, the Purchaser, the Stockholder Representative and the Escrow Agent will enter into an escrow agreement substantially in the form attached hereto as Exhibit C or as may otherwise be mutually agreed by the Purchaser, Company and the Escrow Agent.

(p)    Books and Records.

(i)    The Purchaser agrees that it will preserve and keep the books and records of the Company in its or its Affiliates possession for a period of six (6) years from the Merger Closing Date.

(ii)    Subject to the Confidentiality Agreement and to compliance with applicable Law, the Purchaser shall afford the Stockholder Representative reasonable access (including the right to make, at Stockholder Representative’s expense, photocopies), during normal business hours, to such books and records that are reasonably requested in connection with this Agreement and the transactions contemplated by this Agreement. Such review shall occur only during normal business hours upon reasonable advance notice by the Stockholder Representative to the Purchaser and shall be conducted in a manner that does not unreasonably interfere with the operations of the Purchaser’s business.

(iii)    Notwithstanding the foregoing, the Purchaser shall not be required to (i) provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of it or its Affiliates or contravene any applicable Law, fiduciary duty, or binding agreement; provided, however, that the parties will use their commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding portion of this sentence apply; and (ii) provide access to any books or records (including personnel files) pursuant to this Section 5(p) where such access would violate any Law.

(q)    Stockholder Representative.

(i)    The Company has determined that it is necessary and desirable to designate, and it is a condition to the willingness of the Purchaser to enter into this Agreement that the Company designate, Stephen Bonnema as the “Stockholder Representative” to take certain actions and make certain decisions, and to act on behalf of the holders of Shares for certain matters, as specified herein. The Stockholder Representative is authorized to represent to act on behalf of such Person with respect to this Agreement, the Escrow Agreement and any other related Seller Transaction Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement, the Escrow Agreement or any other Seller Transaction Agreement, including the exercise of the power to:

(A)    give and receive notices and communications;

(B)    authorize delivery to Purchaser of cash or stock from Escrow Account in satisfaction of claims for indemnification made by Purchaser pursuant to Section 8;

(C)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described this Agreement;

(D)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of Governmental Authorities with respect to Claims for indemnification made by Purchaser pursuant to Section 8;

(E)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Section 8;

(F)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any related transaction documents (including the Escrow Agreement);

(G)    make all elections or decisions contemplated by this Agreement and any related transaction documents (including the Escrow Agreement);

(H)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(I)    take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

(ii)    The Purchaser shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Section 8) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any holder of Shares by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any holder of Shares by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the holders of Shares. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and the Purchaser relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all holders of Shares and shall be final, binding and conclusive upon each such Person. No holder of Shares shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 5(q), including the power of attorney granted by the Company Stockholder Approval, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more holders of Shares, or by operation of Law, whether by death or other event.

(iii)    The identity of the Stockholder Representative may change from time to time; provided, however, in no event shall the Stockholder Representative resign or be removed without the vote or written consent of a majority of the holders of Shares according to each Person’s Pro Rata Share (the “Majority Holders”) having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Purchaser, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by the Purchaser; provided that until such notice is received, Purchaser shall be entitled to rely on the decisions and actions of the prior Stockholder Representative. Any new Stockholder Representative shall be deemed to be the “Stockholder Representative” for all purposes hereunder and under any related Transaction Agreements.

(iv)    The Stockholder Representative shall not be liable to the holders of Shares for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith).

(v)    Prior to 11:59 p.m. on the Business Day immediately prior to the Merger Closing, the Company shall cause an amount in cash equal to $50,000.00 to be deposited in an expense fund for the Stockholder Representative (the “Representative Expense Fund”). The Representative Expense Fund will be held and administered by Representative in accordance with the terms of this Section 5(q). Stockholder Representative will have the right to pay (or reimburse himself to the extent she has advanced) the Representative Losses from the Representative Expense Fund, without notice to or consent of any other Person. Stockholder Representative will (A) maintain the Representative Expense Fund in an interest-bearing bank account dedicated exclusively to the payment of Representative Losses; (B) not commingle the funds in such account with any of Stockholder Representative’s other assets; (C) maintain such account free of liens, attachments or encumbrances; and (D) hold such account in trust and disburse the funds in such account exclusively in accordance with this Agreement. At such time or times as Stockholder Representative determines, in his reasonable judgment, that the remaining balance in the Representative Expense Fund exceeds the amount required to cover the Representative Losses that he reasonably expects to be incurred, Stockholder Representative will distribute the excess funds to the holders of Shares in accordance with their Pro Rata Share. Further, as soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement has been discharged or such other date as Stockholder Representative deems appropriate, the Stockholder Representative will pay any amounts remaining in the Representative Expense Fund to the holders of Shares in accordance with their Pro Rata Share.

(vi)    Anything in this Agreement to the contrary notwithstanding, the parties hereto acknowledge and agree that neither the Purchaser nor the Company shall have any liability whatsoever or any responsibility whatsoever for any claims, actions or proceedings that may arise, directly or indirectly, as a result of any of the foregoing matters, including with respect to the Representative Expense Fund.

(vii)    Notwithstanding anything to the contrary herein, Stockholder Representative agrees not to take any action with respect to any of the following matters without first obtaining the written consent of ACP: Series A Consideration, Series A-1 Consideration or claims for indemnification against ACP or that otherwise affect the Preferred Bucket.

(r)    Indemnification of Officers and Directors.

(i)    Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Merger Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in the Company Disclosure Letter, shall survive the Merger Closing Date and shall continue in full force and effect for the six year period following the Merger Closing Date.

(ii)    The obligations of Purchaser and the Company under this Section 5(r) shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5(r) applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5(r) applies shall be third-party beneficiaries of this Section 5(r), each of whom may enforce the provisions of this Section 5(r).

(iii)    In the event Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5(r).

(s)    Company Stockholder Approval. The Company shall use its best efforts to cause the delivery of the Company Stockholder Approval, and to provide all notices required by applicable Laws and its Organizational Documents to all holders of the capital stock of the Company who are not signatories to the Company Stockholder Approval.

(t)    Appraisal Notice. The Company shall prepare and mail an appraisal notice and notice of action taken by written consent of stockholders as and to the extent required pursuant to Section 262 and Section 228(e) of Delaware Law, to any holder of Shares that has not consented to this Agreement and the Merger that complies with applicable Law, in a form reasonably acceptable to the Purchaser not later than the fifth Business Day after the date hereof.

(u)    Altamont Note. The Company (on behalf of ACP) shall provide the Purchaser with a payoff letter setting forth the Payoff Amount and other agreements with respect to the Altamont Note at the Merger Closing.

(v)    Affiliate Contracts. The Company shall cause all Affiliate Contracts with holders of Shares who are not employees, and all Affiliate Contracts set forth on Schedule 5(v) of the Company Disclosure Letter, to be terminated and to be of no further force and effect as of 11:59 p.m. on the Business Day immediately prior to the Merger Closing Date. All such terminations shall be at no cost or expense to the Purchaser or the Surviving Company and if not terminated and settled in full shall be fully accrued in the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet.

6.	Conditions to the Merger Closing.

(a)    The Purchaser’s Obligation to Close. The obligation of the Purchaser and Merger Sub to effect the Merger is subject to the satisfaction (or waiver by Purchaser) of the following conditions at or prior to the Merger Closing:

(i)    (A) The representations and warranties (1) relating to the Sellers contained in Sections 4(b)(i), 4(b)(ii), 4(b)(iii), 4(b)(iv), 4(b)(viii), 4(b)(x), 4(b)(xi) and 4(b)(xii) and (2) of the Company contained in Sections 4(a)(i), 4(a)(iii), 4(a)(xxiv) and 4(a)(xxvi), in each case, shall be true and correct in all but de minimis respects as of the Merger Closing as if made on the Merger Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), (B) the other representations and warranties of the Company contained in Section 4(a)(vii)(A) shall be true and correct in all respects as of the Merger Closing as if made on the Merger Closing Date and (C) the other representations and warranties relating to the Sellers and the Company contained in this Agreement shall be true and correct as of the Merger Closing as if made on the Merger Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that for purposes of determining the satisfaction of the condition in this clause (C), no effect shall be given to any “material,” “Material Adverse Effect” or other similar qualifier in such representations and warranties.

(ii)    The Purchaser shall have received a certificate signed by the Stockholder Representative, dated the Merger Closing Date, with respect to the satisfaction of the conditions set forth in Section 6(a)(i) with respect to the Company and the Sellers.

(iii)    The Company shall have complied in all material respects with all of their obligations under this Agreement required prior to the Merger Closing Date, and the Purchaser shall have received a certificate signed by the Stockholder Representative, dated the Merger Closing Date, with respect to the satisfaction of the conditions set forth in this Section 6(a)(iii) with respect to the Company and holders of Shares.

(iv)    All consents, authorizations, orders, or approvals of Governmental Authorities necessary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been received, and any related waiting periods shall have expired, and all consents, authorizations, orders or approvals of non-governmental third parties necessary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been received, other than such non-governmental third-party consents, authorizations, orders or approvals the failure of which to obtain would not have, individually or in the aggregate, a material and adverse effect on the Purchaser (measured on a scale relative to the Company); provided, however, this condition shall be satisfied with respect to approval by FINRA if 30 full calendar days have elapsed after the filing of the Continuing Membership Applications, (A) the Purchaser or the Company have thereafter notified FINRA that the parties hereto intend to consummate the Merger Closing pursuant to FINRA’s NASD Rule 1017 without written approval from FINRA and (B) FINRA has not informed the parties within the 15 calendar days following the notification contemplated in (A) that it would impose any restriction, term, condition or consequence the acceptance of which, individually or in the aggregate, would reasonably be expected to materially and adversely limit or restrict the Surviving Company’s business as currently conducted or as currently contemplated to be conducted following the Merger (a “Burdensome Condition”); provided, further, that Purchaser may elect to waive the foregoing condition if it determines that the Merger Closing can occur without violation of FINRA’s NASD Rule 1017.

(v)    No order of any court or Governmental Authority shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be pending any action or proceeding by or before any such court or Governmental Authority by any third party seeking to prohibit or challenging the validity of the transactions contemplated by this Agreement that is reasonably likely to succeed in prohibiting the transactions contemplated hereby.

(vi)    The Company shall have delivered to the Purchaser the following documents:

(A)    a certificate from the appropriate Governmental Authorities of good standing in the jurisdiction of organization of the Companies;

(B)    counterparts of the Seller Transaction Agreements (excluding Change in Control Waivers and Option Surrender Agreements), duly executed by the Company;

(C)    a duly executed payoff letter from ACP effective as of the Merger Closing Date (subject only to receipt of the Payoff Amount from the Purchaser and the occurrence of the Merger Closing); and

(D)    evidence that all Affiliate Contracts required by Section 5(v) to be terminated shall have been validly terminated and shall be of no further force and effect as of the Effective Time.

(vii)    The employee party to the Employment Agreement shall not have given any notice of termination of employment, taken any action that would give rise to a termination for Cause (as defined in the applicable Employment Agreement) or died or become permanently disabled.

(viii)    As of the Merger Closing Date, the Company shall have at least one dollar ($1.00) of Net Working Capital as reflected on the Estimated Closing Date Balance Sheet and the Purchaser shall have received a certificate signed by an authorized officer of the Company, dated as of the Merger Closing Date, with respect to the satisfaction of the condition set forth in this Section 6(a)(viii); provided, however, in the event that the Company does not have at least one dollar ($1.00) of Net Working Capital on the Merger Closing Date, the Company shall have a three (3) day period to cure the deficiency, and, if cured within such three (3) day period, the Merger Closing Date shall deemed to be on the day which the Net Working Capital condition is satisfied.

(ix)    The Company Stockholder Approval shall have been obtained and shall remain in full force and effect without any modification or waiver thereto.

(x)    The Company shall provide to the Purchaser on the Merger Closing Date (i) a certification from the Company on behalf of its stockholders which complies with Treasury Regulations Section 1.1445-2(c)(3), dated no more than 30 days prior to the Merger Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (ii) proof reasonably satisfactory to Purchaser that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(xi)    The Company shall have an Annualized Revenue Run Rate of at least sixty-three million dollars ($63,000,000) and the Purchaser shall have received a certificate signed by an authorized officer of the Company, dated as of the Merger Closing Date, with respect to the satisfaction of the condition set forth in this Section 6(a)(xi).

(xii)    No more than 5% of shares of Company Common Stock outstanding as of the date of this Agreement shall be Dissenting Shares, and no more than 10% of the Company Preferred Stock outstanding as of the date of this Agreement shall be Dissenting Shares.

(b)    The Company’s Obligation to Close. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company) as of the Merger Closing of the following conditions:

(i)    The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Merger Closing as if made on the Merger Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Purchaser; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any “material,” “Material Adverse Effect” or other similar qualifier in such representations and warranties.

(ii)    The Company shall have received a certificate signed by an authorized officer of the Purchaser, dated the Merger Closing Date, with respect to the satisfaction of the conditions set forth in Section 6(b)(i).

(iii)    The Purchaser shall have complied in all material respects with all of its obligations under this Agreement and shall have delivered to the Company a certificate to that effect.

(iv)    All consents, authorizations, orders, or approvals of Governmental Authorities required for completion of the transactions contemplated hereby shall have been received, and any related waiting periods shall have expired; provided, however, this condition shall be satisfied with respect to approval by FINRA if (i) 30 full calendar days have elapsed after the filing of the Continuing Membership Applications, (A) the Purchaser or the Company have thereafter notified FINRA that the parties hereto intend to consummate the Merger Closing pursuant to FINRA’s NASD Rule 1017 without written approval from FINRA and (B) FINRA has not informed the parties within the 15 calendar days following the notification contemplated in (A) that it would impose any restriction, term, condition or consequence the acceptance of which would constitute a Burdensome Condition or (ii) the Purchaser has made the election contemplated by the last clause of Section 6(a)(iv).

(v)    No order of any court or Governmental Authority shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be pending any action or proceeding by or before any such court or Governmental Authority by any third party seeking to prohibit or challenging the validity of the transactions contemplated by this Agreement that is reasonably likely to succeed in prohibiting the transactions contemplated hereby.

(vi)    The Purchaser shall have delivered to the Company or Stockholder Representative, as applicable, counterparts of the Purchaser Transaction Agreements, duly executed by the Purchaser (and, as applicable, the Escrow Agent and warrant agent).

(c)    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Section 6 to be satisfied if such failure was caused by such Party’s failure to act in compliance with this Agreement and consummate the transactions provided for herein.

7.	Escrow.

(a)    Escrow Account. At the Merger Closing, the Purchaser shall deposit book-entry positions representing shares of Purchaser Common Stock and Purchaser Warrants as set forth on Exhibit A (collectively, the “Indemnity Escrow Securities” as reduced from time to time after the Closing as provided for hereunder), to the Escrow Agent for deposit into a custodian account specified by the Escrow Agent (the “Escrow Account”), which shall be held, safeguarded and released pursuant to the terms and conditions of this Agreement and the Escrow Agreement to be executed contemporaneously with the Merger Closing by the Purchaser, Stockholder Representative and Escrow Agent. The Escrow Account shall be funded (a) first by the holders of Company Common Stock pro rata based on the proceeds to be received hereunder with respect to such Company Common Stock as set forth on Exhibit A in the aggregate amount equal to four million two hundred fifty thousand dollars ($4,250,000.00), in such case, valuing the Purchaser Common Stock based on the deemed price of $14.67 per share and valuing the Purchaser Warrants based on the deemed warrant value of $6.08 per warrant and (b) then by the holders of Series A Stock pro rata based on the proceeds to be received hereunder with respect to such Series A Stock as set forth on Exhibit A in the aggregate amount equal to two million four hundred fifty thousand dollars ($2,450,000.00) (the “Preferred Bucket”), in such case, valuing the Purchaser Common Stock based on the deemed price of $14.67 per share and valuing the Purchaser Warrants based on the deemed warrant value of $6.08 per warrant. Any amounts released from the Escrow Account to the holders of Company Common Stock shall be released pro rata to such holders based on the proceeds to be received hereunder with respect to such Company Common Stock as set forth on Exhibit A. Any amounts released from the Escrow Account to the holders of Company Preferred Stock shall be released pro rata to such holders based on the proceeds to be received hereunder with respect to such Company Preferred Stock as set forth on Exhibit A. Notwithstanding the foregoing, if the proceeds payable to the holders of Company Common Stock are not sufficient to allow the holders of Company Common Stock to fund their required contribution to the Escrow Account, the holders of the Series A Preferred Stock agree that the Preferred Bucket shall be increased by a number of shares of Purchaser Common Stock and Purchaser Warrants equal in value to such shortfall (valuing the Purchaser Common Stock based on the deemed price of $14.67 per share and valuing the Purchaser Warrants based on the deemed warrant value of $6.08 per warrant) so that the total value of Indemnity Escrow Securities in the Escrow Account on the Merger Closing Date is equal to six million seven hundred thousand dollars ($6,700,000.00). In such event, if and when Indemnity Escrow Securities or other shares of Purchaser Common Stock are eligible to be paid to the holders of Company Common Stock, the Indemnity Escrow Shares or other shares of Purchaser Common Stock, as the case may be, which are equal in value to the shortfall amount, shall be paid to the holders of Preferred Stock and not to the holders of Company Common Stock.

(b)    Releases Under the Escrow Agreement. The Escrow Agreement shall, among other things, provide that the amount on deposit with the Escrow Agent shall be distributed in accordance with Exhibit A, as updated in accordance with Section 3(i), and with the terms of the Escrow Agreement; provided, further, that:

(i)    promptly following the final determination with respect to any indemnification claim made by the Purchaser pursuant to Section 8 or with respect to any final Closing Date Balance Sheet adjustment determination made pursuant to Section 3(j) (any such determination pursuant to Section 8 or Section 3(j), a “Final Determination”), the Escrow Agent shall return and release from the Escrow Account to the Purchaser an amount equal to (A) any such indemnification payment required to be made pursuant to Section 8, (B) the Net Working Capital Shortfall as determined pursuant to Section 3(j), or (C) expense reimbursement pursuant to Section 5(g), in each case valuing the Purchaser Common Stock based on the deemed price of $14.67 per share and valuing the Purchaser Warrants based on the deemed warrant value of $6.08 per warrant; provided, that, such amount shall be paid (x) first, from the Indemnity Escrow Securities which do not comprise the Preferred Bucket and (y) then, only after all funds in the Escrow Account that do not comprise the Preferred Bucket have been exhausted pursuant to this Section 7(b)(i), from the Preferred Bucket; provided, further, that any indemnity in respect of Section 8(a)(i)(F) shall be borne first by the Preferred Bucket if arising from Dissenting Shares that are Company Preferred Stock.

(ii)    following the date that is the twelve (12) month anniversary of the Merger Closing Date (the “First Escrow End Date”), in the event that there are Indemnity Escrow Securities remaining in the Escrow Account, the Escrow Agent shall distribute and release from the Escrow Account to the applicable holders of Shares an amount equal to the Indemnity Escrow Securities less the sum of (1) the Minimum Amount and (2) the amount of the pending claims for indemnification, if any, which resulting amount (assuming the result of such calculation is a positive number) shall be paid (y) first, to the holders of Company Preferred Stock until the aggregate amount paid to such holders pursuant to the Escrow Agreement is equal to the Preferred Bucket less the Accruing Dividends; and (z) the balance to the holders of Company Common Stock.

(iii)    following the date that is the eighteen (18) month anniversary of the Merger Closing Date (the “Second Escrow End Date”), if any Indemnity Escrow Securities remain in the Escrow Account, the Escrow Agent shall distribute and release from the Escrow Account the Indemnity Escrow Securities remaining in the Escrow Account in excess of the amount of any pending claims for indemnification as of the Second Escrow End Date as follows:

(A)    first, to the holders of Company Preferred Stock until the aggregate amount paid to such holders pursuant to the Escrow Agreement is equal to the Preferred Bucket less the Accruing Dividends; and

(B)    next, to the holders of Company Common Stock the balance of the Indemnity Escrow Securities being released.

(C)    following the date after the Second Escrow End Date on which there are no longer any pending claims for indemnification, the Escrow Agent shall distribute and release from the Escrow Account to the holders the Indemnity Escrow Securities remaining in the Escrow Account in accordance with Section 7(b)(iii) (applied as if the release date were the Second Escrow End Date).

(iv)    the Stockholder Representative and the Purchaser agree to issue joint written instructions to the Escrow Agent as necessary in order to effectuate the terms of this Section 7.

All calculations under this Section 7(b) shall be made valuing the Purchaser Common Stock based on the deemed price of $14.67 per share and valuing the Purchaser Warrants based on the deemed warrant value of $6.08 per warrant. All rights to receive amounts under this Article 7 shall be non-transferable and shall be deliverable only to the holders of the Shares to which such amount related, and shall only be deliverable to such holders who have complied with the exchange procedures set forth in Section 3(g).

(c)    Escrow Restrictive Legends. All book-entry positions representing any Indemnity Escrow Securities shall bear or contain the Restrictive Legend or the Warrant Restrictive Legend, as applicable, and the following escrow restrictive legend (the “Escrow Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER, THE

ESCROW AGENT THEREUNDER (OR ANY SUCCESSOR ESCROW AGENT) AND OTHER PARTIES NAMED THEREIN AS ORIGINALLY EXECUTED AND AS IT MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “ESCROW AGREEMENT”), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER AND WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE DISPOSITION OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE OFFERED, EXCHANGED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR SO LONG AS THEY ARE SUBJECT TO THE ESCROW AGREEMENT.

provided, that upon the release of any Indemnity Escrow Securities from the Escrow Account, the Purchaser shall cause the Escrow Restrictive Legend to be removed from all book-entry positions representing any such Indemnity Escrow Securities.

8.	Indemnification.

(a)    Indemnification.

(i)    Subject to the limitations contained in this Section 8, the Company and the Purchaser and its Affiliates and each of its officers, directors, employees, agents, representatives, shareholders, successors, transferees, and assigns (“Purchaser Indemnified Parties”) shall be indemnified and held harmless from any and all Damages incurred by or asserted against any of the Purchaser Indemnified Parties in connection with, related to, or arising from:

(A)    any breach of a representation or warranty made by the Company in this Agreement or in any related transaction agreement (disregarding any references to knowledge, materiality, Material Adverse Effect or similar qualifying language) or by any signatory to the Company Stockholder Approval in the Company Stockholder Approval;

(B)    the breach of any agreement of the Company contained in this Agreement;

(C)    any claim brought on behalf of any current or former holder or alleged holder of any direct or indirect equity interest in the Company or any Affiliate of the Company, including any current or former holder or alleged holders of any option to acquire any such direct or indirect interest, with respect to any alleged interest;

(D)    any Transaction Expenses which are not otherwise paid on or before Merger Closing or treated as a Current Liability in the calculation of the Estimated Net Working Capital and the Net Working Capital;

(E)    the Actions listed in Section 4(a)(xii) of the Company Disclosure Letter;

(F)    any appraisal matter (including, for the avoidance of doubt, litigation costs and expenses (including reasonably attorney and expert costs) or any settlement or award in connection therewith); and

(G)    any Company Tax Liability

through the release of Purchaser securities from the Escrow Account as provided in Section 7.

(b)    Indemnification by the Purchaser.

(i)    The Purchaser will indemnify and hold harmless the Sellers and its successors and assigns from any and all Damages incurred by or asserted against such Seller in connection with, related to or arising from:

(A)    any breach of a representation or warranty made by the Purchaser in this Agreement or in any related transaction agreement (disregarding any references to knowledge, materiality, Material Adverse Effect or similar qualifying language);

(B)    the breach of any agreement of the Purchaser contained in this Agreement; and

(C)    the Purchaser’s Tax Liability.

(c)    Notice and Defense of Claims.

(i)    Promptly after receipt by a party seeking indemnification hereunder (an “Indemnified Party”) of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnified Party believes may give rise to a claim for indemnification hereunder (a “Claim”), such Indemnified Party shall, if a Claim is to be made against a party from whom indemnification is sought hereunder (an “Indemnifying Party”) give written notice (a “Notice”) to the Indemnifying Party of the Claim and the facts, in reasonable detail, constituting the basis for such Claim. Failure of an Indemnified Party to give Notice of any Claim shall release an Indemnifying Party from its indemnification obligations hereunder only to the extent that such failure prejudiced the Indemnifying Party’s ability to defend a Claim.

(ii)    In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any Claim or in any Notice, the Indemnifying Party shall, within ten (10) Business Days after receipt by the Indemnifying Party of such Notice, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty-day (30) period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected, and any agreement reached regarding its rights with respect to any of such claims shall be set forth in a written memorandum signed by the parties. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party may submit such dispute to a court of competent jurisdiction.

(iii)    The obligations and liabilities of a party from which indemnification is sought by a party seeking indemnification under this Section 8, with respect to claims resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following conditions:

(A)    If any action, suit, or proceeding (a “Legal Action”) is brought by a third party against an Indemnified Party, the Indemnifying Party shall have the right to assume the defense of such Legal Action except under the circumstances set forth in the last sentence of this clause (A) or in clause (B)(1)(a)-(d) below, in which case the Indemnified Party shall have the right to assume the control of the Legal Action. Until the Indemnifying Party shall have assumed the defense of any such Legal Action, the Indemnified Party may, but shall not be obligated to, undertake the defense of such Legal Action on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Section 8, all reasonable legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party. The Indemnified Party may defend the Legal Action at its election and at the expense of the Indemnifying Party if the Legal Action is a criminal matter, an Action brought by any Governmental Authority, a claim seeking non-monetary remedies or any claim where the portion of the Damages not covered by the indemnity hereunder is reasonably likely to exceed the portion covered by the indemnity.

(B)    In any Legal Action initiated by a third party and defended by the Indemnifying Party (1) the Indemnified Party shall have the right to be represented by separate counsel, provided that the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (a) the Indemnifying Party shall have failed, within twenty (20) Business Days after receipt of a Notice in respect of such Claim, to assume the defense of such Claim or to notify the Indemnified Party in writing that it will assume the defense of such Claim, (b) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (c) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party not available to the Indemnifying Party, or (d) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel), (2) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (3) the Indemnifying Party shall make available to the Indemnified Party, and its attorneys, accountants, and other representatives, all books and records of the Indemnifying Party relating to such Legal Action, and (4) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(C)    In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) before entering into any compromise or settlement of such Legal Action unless the relief consists solely of monetary damages to be paid entirely by the Indemnifying Party (such Indemnifying Party has the financial resources to timely make any and all required payment(s), including through the release of funds from the Escrow Account) and includes a provision whereby the plaintiff or claimant releases the Indemnified Parties from all liability with respect thereto, but may not make any settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees, or business without the written consent of the Indemnified Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any compromise or settlement of any such action or Claim effected without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), but if settled with the consent of the Indemnifying Party, or if there be final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or losses by reason of such settlement or judgment, subject to the terms and conditions of Section 8.

(iv)    Within twenty (20) Business Days of the determination of the amount of any (A) Uncontested Claims (as defined below), (B) claims for losses covered by a memorandum of agreement of the nature described in Section 8(c)(ii), (C) claims for losses the validity and amount of which have been the subject of a judicial determination as described in Section 8(c)(ii) or (D) claims for losses the validity and amount of which shall have been the subject of a settlement or judicial determination as described in

Section 8(c)(iii), the Indemnifying Party shall pay such determined amount to the Indemnified Party by wire transfer to the bank account or accounts designated in writing by the Indemnified Party, which designation shall be provided to the Indemnifying Party not less than one Business Day prior to such payment, or through the release of Purchaser Common Stock and Purchaser Warrants from the Escrow Account, as applicable.

(d)    Limitations on Indemnification.

(i)    Notwithstanding the provisions of this Section 8, (A) there shall not be any indemnification under Section 8(a)(i)(A) for any breach of a representation and warranty or Section 8(a)(i)(E) for Damages in connection with the Actions in Section 4(a)(xii) of the Company Disclosure Letter unless and until the aggregate amount of Damages exceeds five hundred thousand dollars ($500,000.00) (the “Threshold Amount”), and thereafter the Purchaser Indemnified Party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of the Threshold Amount; (B) there shall be any indemnification under Sections 8(a)(i)(A) or 8(a)(i)(E) only if the amount of Damages with respect to the applicable claim or series of related or substantially similar claims exceeds twenty thousand dollars ($20,000.00) (with such excluded claims not counted toward the Threshold Amount); and (C) for the avoidance of doubt, there shall not be any indemnification under Sections 8(a)(i)(A) or 8(a)(i)(E) for any amount in excess of the Escrow Amount; provided, however, that the foregoing limitations of this subsection shall not apply to the liability for a breach of the representations and warranties set forth in Sections 4(a)(iii), 4(a)(xxiv), 4(b)(i), 4(b)(ii), 4(b)(iv), 4(b)(viii), 4(b)(x), 4(b)(xi) and 4(b)(xii) or of the representations and warranties of the signatories to the Company Stockholder Approval that are set forth in the Company Stockholder Approval. Notwithstanding the provisions of this Section 8, (A) the Purchaser shall not be liable under Section 8(b)(i) for any breach of a representation and warranty unless and until the aggregate amount of Damages exceeds the Threshold Amount, and thereafter the Seller Indemnified Parties shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of the Threshold Amount; (B) Purchaser shall be liable under Section 8(b)(i) only if the amount of Damages with respect to the applicable claim or series of related or substantially similar claims exceeds twenty thousand dollars ($20,000.00) (with such excluded claims not counted toward the Threshold Amount); and (C) Purchaser shall not be liable under Section 8(b)(i) for any amount in excess of the Escrow Amount; provided, however, that the foregoing limitations in clauses (A) and (B) of this second sentence of this subsection shall not apply to the liability for a breach of the representations and warranties set forth in Sections 4(c)(iii) and 4(c)(xi)(A).

(ii)    Any indemnity payment made hereunder shall be reduced by any unaffiliated third-party insurance proceeds realized by and paid to the Indemnified Party (net of any related costs and expenses, including any correspondent increase in insurance premiums or other charge backs).

(e)    Survival.

(i)    The representations and warranties of the parties contained in this Agreement (including the schedules hereto) or any certificate or instrument delivered pursuant hereto shall survive until the expiration of eighteen (18) months after the Merger Closing Date; provided that (A) the representations and warranties set forth in Sections 4(a)(ii), 4(a)(iii), 4(b)(ii), 4(b)(iv), 4(b)(viii), 4(b)(xi) and 4(b)(xii) shall survive indefinitely; (B) the representations and warranties in Section 4(a)(xxiv) shall survive until 90 days after the expiration of any applicable statute of limitations and (C) the representations and warranties in Section 4(a)(viii) shall survive until (ninety) 90 days after the expiration of the last of the limitation periods (including any extensions thereof) contained in the Code or applicable tax law during which an assessment or reassessment can be made (the respective dates on which the representations and warranties hereunder lapse are hereinafter referred to as the “Survival Date”). Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Sections 8(a) through 8(d) shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is received by the Indemnifying Party prior to the Survival Date, whether or not liability has actually been incurred. The indemnification provided in this Section 8 is the sole and exclusive remedy for any and all breaches of this Agreement as further set forth in Section 8(f) except as provided therein.

(f)    Exclusive Remedy. In the event that the Merger Closing shall occur, other than as expressly provided in Section 3(j)(v), (vii) and (viii), the indemnification provided in this Section 8 shall constitute the exclusive remedy with respect to the negotiation or performance of this Agreement and the subject matter hereof, including any breach of the representations, warranties, covenants and agreements contained in this Agreement, or in any Merger Closing certificate delivered pursuant hereto, or based directly or indirectly on any rights or obligations established by this Agreement or any such certificate or the transactions contemplated hereby or thereby or any other matter relating to the Companies prior to the Merger Closing against any Person whatsoever, whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever; provided, however, that nothing herein shall limit any right to seek injunctive or other equitable relief for performances required but not yet fulfilled hereunder or any claims for fraud or intentional wrongdoing.

9.	Termination.

(a)    Termination Rights. This Agreement may be terminated at any time prior to the Merger Closing, whether before or after the Company Stockholder Approval has been received:

(i)    by mutual written consent of the Company and the Purchaser;

(ii)    the Company if there has been a material breach by the Purchaser of a representation, warranty or agreement contained herein that would result in the failure of the conditions to the Merger Closing set forth in Section 6 and which remains uncured after thirty (30) days’ written notice of such material breach;

(iii)    by the Purchaser if there has been a material breach by the Company or any other Seller of a representation, warranty, or agreement contained herein or in the Company Stockholder Approval that would result in the failure of the conditions to the Merger Closing set forth in Section 6 and which remains uncured after thirty (30) days’ written notice of such material breach;

(iv)    the Company or the Purchaser if the Merger Closing has not occurred by 11:59 p.m. New York, New York time on the date after the one-hundred twenty (120) day anniversary of this Agreement or such other date as the parties mutually agree in writing, unless the failure of the Merger Closing to occur by that date has resulted from the material breach of this Agreement by the party seeking to terminate this Agreement.

(v)    by the Purchaser, unless within three (3) hours prior to the expected announcement of this Agreement by Purchaser (A) this Agreement and the transactions contemplated hereby have been duly and irrevocably approved, pursuant to the Company Stockholder Approval, in accordance with applicable Law and the Company’s Organizational Documents and (B) the Stockholder Representative or the Company has delivered to Purchaser a true, correct and complete copy of the Company Stockholder Approval, duly executed and delivered by the requisite Sellers in their capacities as holders of the capital stock of the Company.

(b)    Effect of Termination. If this Agreement is terminated as provided in Section 9(a), other than Section 5(n) and Article 10 (excluding Section 10(d)), which shall remain in effect, this Agreement shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it, but such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a knowing and material breach of a representation, warranty, or agreement made by another party hereto.

10.	Miscellaneous.

(a)    Amendment. This Agreement may be amended or modified only in a writing signed by the Company, the Stockholder Representative, the Merger Sub and the Purchaser.

(b)    Extension; Waiver. At any time prior to the Merger Closing any party to this Agreement which is entitled to the benefits thereof may (i) extend the time for the performance of any of the obligations of another party hereto, (ii) waive a breach of a representation or warranty of another party hereto, or (iii) waive compliance of another party hereto with any of the Agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(c)    Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, including, but not limited to, due diligence costs, the costs and expenses of counsel, accountants, financial advisers and other professionals retained by it.

(d)    Assignment. Except as otherwise expressly set forth herein, this Agreement and the rights hereunder are not assignable or transferable by Purchaser, Merger Sub, the holders of Shares or the Company, except with the prior written consent of, in the case of Purchaser or Merger Sub, the Company and, in the case of any holder of Shares or the Company, the Purchaser, which consent may be withheld in such Party’s sole discretion; provided, however, that the Purchaser or Merger Sub may assign any of its rights or interests, or delegate its obligations hereunder, to any direct or indirect wholly owned Subsidiary of the Purchaser. Any purported assignment made in violation of this Section 10(d) shall be null and void.

(e)    Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by express courier or delivery service; (ii) transmitted by facsimile; or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to the Purchaser, to:

B. Riley Financial, Inc.
21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
Attention: Alan N. Forman
Facsimile No.: (818) 746-9170

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Nicholas G. Demmo, Esq.
Facsimile No.: (212) 403-2381

If to any holder of Shares or the Company, to:

Wunderlich Securities, Inc.
6000 Poplar Avenue, Suite 150
Memphis, TN 38119
Attention: Stephen Bonnema
Facsimile No.: (901) 251-1352

with a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz PC
165 Madison Ave, Suite 2000
Memphis, Tennessee 38103
Attention: Mary Ann Jackson, Esq.
Facsimile No.: (901) 577-0740

If given personally or by express courier or delivery service or transmitted by facsimile during normal business hours, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third Business Day following the day on which it was posted.

(f)    Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words “includes” and “including” shall mean “including without limitation.” All accounting terms not defined in this Agreement shall have the meaning determined by GAAP. All capitalized terms defined herein are equally applicable to both the singular and plural forms. The masculine gender shall include the feminine and neuter genders, and vice versa. The Company Disclosure Letter, Purchaser Disclosure Letter and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to same extent as if they were set forth verbatim in this Agreement.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)    No Third Party Beneficiaries. Except as set forth in Sections 5(r) and 8, nothing in this Agreement (whether express or implied) is intended to confer upon any person other than the parties hereto and its permitted successors and assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any party hereto, nor shall any provision hereof give any person any right of subrogation against, or action over against any party.

(i)    Submission to Jurisdiction; Venue. Any Legal Action or proceeding with respect to this Agreement or any transactions contemplated hereby shall be brought in the courts of the State of New York or of the United States sitting in the State of New York, and, by execution and delivery of this Agreement, each Party hereto hereby accepts for himself, herself, or itself and in respect of his, her, or its property generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by mailing copies thereof by registered or certified mail, postage prepaid, to such Party at his, her, or its address as set forth herein. Nothing in this paragraph shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings. Each Party hereby irrevocably waives any objections which he, she or it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, without posting a bond or other undertaking, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(j)    Entire Agreement; Waiver of Jury Trial. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than the Confidentiality Agreement), both written and oral, between the Parties with respect to the subject matter hereof; (ii) may not be modified or amended except in writing signed by all Parties hereto; and (iii) shall not be assigned (other than any assignment by the Purchaser of its rights (but not its obligations) hereunder to any Affiliate or successor). This Agreement, and any Legal Action or proceeding with respect to this Agreement or any transactions contemplated hereby, shall be governed in all respects by the laws of the State of New York without regard to its choice of law rules. The Parties agree that the normal rules of construction requiring the terms of a contract to be construed most strictly against the drafter of such contract are hereby waived since the terms have been fully negotiated and each Party has been adequately represented by counsel or other suitable advisers in the preparation, negotiation, and execution of this Agreement. The Agreement shall be interpreted and construed as if drafted equally by the Parties. THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

(k)    Representation of the Seller and its Affiliates.

(i)    The Purchaser agrees, on its own behalf and on behalf of the Purchaser Indemnified Parties, that, following the Effective Time, each of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and Ropes & Gray LLP (each, a “Seller’s Counsel”) may serve as counsel to any Seller, the Stockholders’ Representative and their respective Affiliates in connection with any matters related to this Agreement, any other Transaction Agreements or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement, any other Transaction Agreements or the transactions contemplated hereby notwithstanding any representation by Seller’s Counsel of any Seller, the Company or any of their respective Affiliates.

(ii)    The Stockholders’ Representative, on its own behalf and on behalf of its Affiliates, agrees that, following the Effective Time, the Seller’s Counsel may serve as counsel to the Purchaser, any Purchaser Indemnified Party, or any of the Companies in connection with any matters not related to this Agreement, any other Transaction

Agreements or the transactions contemplated hereby, including any litigation, claim or obligation not arising out of or relating to this Agreement, any other Transaction Agreements or the transactions contemplated hereby notwithstanding any representation by Seller’s Counsel of any Seller, the Companies, the Purchaser or any Purchaser Indemnified Parties.

(iii)    The Purchaser and the Company hereby (i) waive any claim they have or may have that Seller’s Counsel has a conflict of interest or is otherwise prohibited from engaging in a representation described in Section 10(k)(i) and (ii) agree that, in the event that a dispute arises after the Merger Closing between the Purchaser, any Purchaser Indemnified Party or any of the Companies, on the one hand, and any Seller, the Stockholders’ Representative or any of their respective Affiliates, on the other hand, Seller’s Counsel may represent any Seller, the Stockholders Representative and/or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Purchaser, any Purchaser Indemnified Party or any Company and even though Seller’s Counsel may have represented a Company in a matter substantially related to such dispute.

(iv)    The Stockholders’ Representative hereby (i) waives any claim it has or may have that Seller’s Counsel has a conflict of interest or is otherwise prohibited from engaging in a representation described in Section 10(k)(ii) and (ii) agrees that, in the event that a dispute arises after the Merger Closing between the Stockholders’ Representative or any of its respective Affiliates, on the one hand, and the Purchaser, any Purchaser Indemnified Party or any of the Companies, on the other hand, Seller’s Counsel may represent the Purchaser, any Purchaser Indemnified Party or any of the Companies in such dispute even though the interest of such Person(s) may be directly adverse to the Stockholder’s Representative and/or any of its Affiliates and even though Seller’s Counsel may have represented the Stockholders’ Representative in a matter substantially related to such dispute; provided that no waiver granted by this Section 10(k)(iv) shall be effective with respect to any matter related to this Agreement, any other Transaction Agreements or the transactions contemplated hereby.

(v)    The Purchaser, the Company and the Stockholders’ Representative agree that all communications in any form or format whatsoever, solely with respect to the Company or the Stockholders’ Representative between or among Seller’s Counsel, on the one hand, and the Companies, the Stockholders’ Representative, the Seller or Seller’s Affiliates, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate solely to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Sellers or the Stockholders’ Representative, respectively as the case may be, and shall be controlled by the Sellers or the Stockholders’ Representative, respectively as the case may be, and shall not pass to or be claimed by the Purchaser or any of the Acquired Companies. The Parties

understand and agree that the consummation of the transactions contemplated hereby could result in the inadvertent disclosure of such Privileged Communications that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The Parties further understand and agree that any disclosure of such Privileged Communications that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as such Privileged Communications. The Parties agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence.

(vi)    The Purchaser and the Stockholders’ Representative acknowledge that they have consulted with independent counsel of their own choosing with respect to the meaning and effect of this Section 10.

[signatures on following pages]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Chief Executive Officer

FOXHOUND MERGER SUB, INC.

By:	/s/ Thomas J. Kelleher
Name:	Thomas J. Kelleher
Title:	President

WUNDERLICH INVESTMENT COMPANY, INC.

By:	/s/ Gary K. Wunderlich, Jr.
Name:	Gary K. Wunderlich, Jr.
Title:	Chief Executive Officer

/s/ Stephen Bonnema
Stephen Bonnema, solely as Stockholder Representative